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                                                                    EXHIBIT 10.1

                       NEW YORK CITY HEALTH AND HOSPITALS
                                  CORPORATION

                          PRISON HEALTH SERVICES, INC.

                                   AGREEMENT

                              FOR THE PROVISION OF

                          CORRECTIONAL HEALTH SERVICES


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                               Table of Contents


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1.    DEFINITIONS...............................................................................2
      1.1   Assignment Schedule.................................................................2
      1.2   Borough Houses......................................................................2
      1.3   Chief Executive.....................................................................2
      1.4   City................................................................................2
      1.5   Coler-Goldwater Memorial Hospital...................................................2
      1.6   Commissioner........................................................................2
      1.7   Contract Services...................................................................2
      1.8   Contract Services Providers.........................................................2
      1.9   Correctional Health Services ("CHS")................................................2
      1.10  Corporation By-Laws.................................................................2
      1.11  Dispute Resolution Procedure........................................................3
      1.12  DMHMRAS.............................................................................3
      1.13  DOC.................................................................................3
      1.14  DOH.................................................................................3
      1.15  EMS.................................................................................3
      1.16  Emergency Services..................................................................3
      1.17  Expedited Dispute Resolution........................................................3
      1.18  Facility............................................................................3
      1.19  Fee Statement.......................................................................3
      1.20  Fiscal Year.........................................................................3
      1.21  Health Professionals................................................................3
      1.22  High-Impact Incarceration Program ("HIIP")..........................................3
      1.23  HIPAA...............................................................................4
      1.24  Hospital............................................................................4
      1.25  Infant..............................................................................4
      1.26  Infirmary...........................................................................4
      1.27  Inmate..............................................................................4
      1.28  Institutions........................................................................4
      1.29  Master Patient Index................................................................4
      1.30  Medical Director....................................................................4
      1.31  Medical Record......................................................................4
      1.32  Medically Necessary Services........................................................4
      1.33  Mental Health Centers...............................................................5
      1.34  Mental Health Professional..........................................................5
      1.35  Mental Health Specialist............................................................5
      1.36  Non-Physician Providers.............................................................5
      1.37  Participating Hospitals.............................................................5
      1.38  Patient Care Services...............................................................5
      1.39  Performance Indicators..............................................................5
      1.40  Physician Providers.................................................................5
      1.41  Regulations.........................................................................5
      1.42  Request for Proposals ("RFP").......................................................6
      1.43  Research............................................................................6
      1.44  Response............................................................................6
      1.45  Self-Taught Empowerment and Pride Program ("STEP")..................................6
      1.46  Semi-Monthly Payments...............................................................6
      1.47  State...............................................................................6
      1.48  Subcontractor.......................................................................7
      1.49  Time Records........................................................................7
      1.50  Tour................................................................................7
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      1.51    Utilization Review Committee......................................................7
2.    ROLE OF THE CORPORATION...................................................................7
      2.1      The Corporation..................................................................7
      2.2      Chief Executive..................................................................7
      2.3      Medical Director.................................................................8
3.    BASIC OBLIGATIONS OF THE CONTRACTOR.......................................................8
      3.1      Scope, Quality and Organization of Services......................................8
      3.2      Staffing and Supervision........................................................13
      3.3      Program Directors...............................................................17
      3.4      Provider Qualifications.........................................................19
      3.5      Physician Provider Qualifications...............................................20
      3.6      Non-Physician Provider Qualifications...........................................21
      3.7      Assignment of Contract Services Providers.......................................21
      3.8      Quality Assurance and Risk Management...........................................22
      3.9      Policies and Procedures.........................................................24
      3.10     Information Systems.............................................................24
      3.11     HIPAA Compliance Procedures.....................................................26
4.    RESPONSIBILITIES OF CONTRACT SERVICE PROVIDERS...........................................26
      4.1      Organization....................................................................26
      4.2      Responsibilities of Contract Services Providers.................................27
5.    MEDICAL RECORDS..........................................................................28
      5.1      Maintenance of Medical Records..................................................28
      5.2      Confidentiality of Medical Records and Access...................................30
6.    EQUIPMENT................................................................................30
      6.1      Maintenance, Preventive Maintenance and Sanitation..............................30
      6.2      Ownership and Purchase of Equipment.............................................30
      6.3      Substandard Items...............................................................31
7.    [ INTENTIONALLY LEFT BLANK ].............................................................31
8.    WAREHOUSE; PROVISION OF SUPPLIES.........................................................31
9.    SUPPLIES AND MEDICATION..................................................................31
      9.1      Forms...........................................................................31
      9.2      Review of Existing Inventory....................................................31
      9.3      Inventory.......................................................................32
      9.4      Purchases.......................................................................32
      9.5      Documentation of Receipt of Medication..........................................32
      9.6      Documentation of Disposition of Medication......................................33
      9.7      Medication Distribution Plans...................................................33
      9.8      Supplying Borough Houses........................................................33
      9.9      Failure to Comply...............................................................33
10.   HOSPITAL SERVICES........................................................................33
      10.1     Transfer or Referral of Inmates.................................................33
      10.2     Transfer to Coler-Goldwater Memorial Hospital...................................34
      10.3     Outpatient Specialty Services...................................................34
11.   MODIFICATION OF SERVICES.................................................................34
      11.1     Addition of Services............................................................34
      11.2     Termination or Decrease of Services.............................................36
      11.3     Reconfiguration of Services and Special Circumstances...........................36
12.   PERFORMANCE INDICATORS & MONITORING......................................................37
      12.1     Definition and Purpose..........................................................37
      12.2     Failure to Comply...............................................................37
      12.3     Corporation Performance Monitoring..............................................37
      12.4     Performance Monitoring Staff....................................................37
      12.5     Performance Indicator Reporting.................................................38
      12.6     Performance Monitoring Oversight Meetings.......................................38
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13.   COMPLIANCE WITH REGULATIONS AND STANDARDS................................................39
      13.1     Required Compliance.............................................................39
      13.2     Failure to Comply...............................................................39
      13.3     Obligation to Cure..............................................................39
      13.4     Consequence of Failure to Cure..................................................39
14.   COMPENSATION FOR CONTRACT SERVICES.......................................................40
15.   BILLING - THE FEE STATEMENT..............................................................40
      15.1     Projected Expenses..............................................................40
      15.2     Fee Statement...................................................................40
      15.3     Erroneous or Incomplete Fee Statements..........................................40
16.   DISPUTE RESOLUTION PROCEDURE.............................................................40
17.   RETENTION OF PAYMENT.....................................................................42
18.   EXPEDITED DISPUTE RESOLUTION PROCEDURE...................................................42
19.   PERSONNEL, TIME-KEEPING, EQUAL EMPLOYMENT................................................43
      19.1     General Responsibility..........................................................43
      19.2     Corporation Employees...........................................................44
      19.3     Time-keeping, Records and Notices...............................................45
      19.4     Closing of an Institution and Severance Obligations.............................45
      19.5     Prohibition Against Fees........................................................46
      19.6     Non-Discrimination: Equal Employment............................................46
20.   [ INTENTIONALLY LEFT BLANK. ]............................................................48
21.   BOOKS AND RECORDS........................................................................48
22.   ANNUAL AUDITS............................................................................48
      22.1     Scope of the Audit..............................................................48
      22.2     Due Date of the Audit...........................................................49
      22.3     Contractor's Failure to Submit Annual Audit Report..............................49
      22.4     Corporation's Final Audit.......................................................49
23.   INSPECTION OF BOOKS AND RECORDS..........................................................50
24.   REPORTING REQUIREMENTS AND RESPONSIBILITIES..............................................50
25.   INDEMNIFICATION..........................................................................50
      25.1     Scope of Defense and Indemnification............................................50
      25.2     Limitations on Defense and Indemnification......................................51
      25.3     Conditions to Defense and Indemnification.......................................51
      25.4     Procedure in Connection with Defense and Indemnification........................51
26.   CONTRACTOR COOPERATION...................................................................52
27.   LIQUIDATED DAMAGES.......................................................................52
      27.1     Additional Failures to Perform..................................................52
      27.2     Overlap or Conflict.............................................................52
      27.3     Payment of Liquidated Damages...................................................52
      27.4     Waiver..........................................................................52
28.   TERM AND TERMINATION.....................................................................53
      28.1     Term of Agreement...............................................................53
      28.2     Notice of Termination...........................................................53
      28.3     Process of Transition...........................................................53
      28.4     Consequences of Termination.....................................................53
      28.5     Good Faith of Parties...........................................................54
      28.6     Material Breach.................................................................54
29.   [ INTENTIONALLY LEFT BLANK ].............................................................55
30.   REPRESENTATIONS AND WARRANTIES...........................................................55
      30.1     Representations and Warranties of the Contractor................................55
      30.2     Fair Practices..................................................................56
      30.3     Termination for Breach of Representations and Warranties........................57
      30.4     Representation and Warranty of the Corporation..................................57
31.   COVENANTS OF THE CONTRACTOR AND THE CORPORATION..........................................57
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      31.1     Contract Services Providers.....................................................57
      31.2     Workers' Compensation, Disability Benefits, Minimum Wage and....................57
      31.3     Employment Status...............................................................58
      31.4     Rights and Remedies.............................................................58
      31.5     Compliance with Law.............................................................58
      31.6     Federal Employment Practice.....................................................58
      31.7     Non-Discrimination Against the Handicapped......................................58
      31.8     Investigations..................................................................58
      31.9     Assignment......................................................................61
      31.10    Subcontracting..................................................................61
      31.11    Publicity and Publication.......................................................62
      31.12    Participation in an International Boycott.......................................63
      31.13    Northern Ireland Certification..................................................63
      31.14    Inventions, Patents and Copyrights..............................................65
      31.15    Infringements...................................................................65
      31.16    Antitrust.......................................................................65
      31.17    Confidentiality.................................................................65
      31.18    Insurance.......................................................................66
      31.19    Liquidation of Liabilities......................................................69
32.   MISCELLANEOUS............................................................................69
      32.1     Proprietary Rights to Software Development......................................69
      32.2     Data............................................................................69
      32.3     Grants and Gifts................................................................70
      32.4     Choice of Law, Consent to Jurisdiction and Venue................................70
      32.5     General Release.................................................................71
      32.6     Claims and Actions Thereon......................................................71
      32.7     No Claim Against Officers, Accounts or Employees................................71
      32.8     Waiver..........................................................................71
      32.9     Notices.........................................................................72
      32.10    All Legal Provisions Deemed Included............................................72
      32.11    Severability....................................................................72
      32.12    Political Activity..............................................................72
      32.13    Modification....................................................................73
      32.14    Paragraph Headings..............................................................73
      32.15    Merger..........................................................................73
      32.16    No Removal of Records From Premises.............................................73
      32.17    Inspection of Site..............................................................73
      32.18    Clean Air Act...................................................................74
      32.19    Survival........................................................................74
      32.20    Exclusion of Third Party Rights.................................................74
      32.21    Recoupment of Disallowances, Questioned Costs and Over-Payments.................74
      32.22    Limitation of Liability.........................................................74
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                                  ATTACHMENTS


A.       Providers and Salaries
B.       Compensation Provisions
C.       Performance Indicators
D.       Response/BAFO
E.       Specific Staffing at Facilities
F.       CHS Performance Improvement Plan
G.       Required Reports
H. Indemnification Provisions of the Operating Agreement between the New York City Health and Hospitals Corporation and the City of New York and Corporation Counsel's Office Letters dated November 13, 2000 and December 15,2000.
I.       Process for Transition
J.       Addresses for Notices
K.       List of Current CHS Grants


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                     CORRECTIONAL HEALTH SERVICES AGREEMENT

         AGREEMENT dated as of January 1,2001 between THE NEW YORK CITY HEALTH AND HOSPITALS CORPORATION, a public benefit corporation created under the laws of the State of New York (hereinafter referred to as the "Corporation"), having its principal place of business at 125 Worth Street, New York, New York 10013, and PRISON HEALTH SERVICES, INC. (hereinafter "Contractor") having its principal place of business at 105 Westpark Drive, Suite 300, Brentwood, Tennessee 37027, for the provision of health services to inmates who reside in the New York City jails.

                                  WITNESSETH:

         WHEREAS, the Commissioner of Correction of the City of New York is by law the head of the Department of Correction, and is charged with all lawful authority for the care and custody of felons, misdemeanants and violators of law, persons held for any cause in criminal proceedings, and infants of female inmates who are held in correctional institutions under his or her charge; and

         WHEREAS, many inmates, both male and female, are held in custody in the correctional institutions identified herein maintained and operated by the Department of Correction; and

         WHEREAS, the Department of Health of the City of New York is mandated by New York City Charter ss.556K with the provision or promotion of health services to inmates; and

         WHEREAS, meeting the health needs of inmates not only involves the broad spectrum of medical practice, but also involves the special public health problems related to a confined population including, but not limited to, the greater potential for growth and spread of contagious disease among inmates and their contacts; and

         WHEREAS, a contract was entered into between the New York City Department of Health, the New York City Department of Mental Health, Mental Retardation and Alcoholism Services, the New York City Department of Correction, the City of New York and the Corporation for it to administer and operate Correctional Health Services; and

         WHEREAS, the Contractor is highly qualified to perform its obligations hereunder, so as to ensure the provision of health services to inmates, and to their infants housed at Rikers Island, and it is ready and willing to perform these services; and


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         WHEREAS, the Contractor was awarded this contract pursuant to a
Request for Proposals, and

         NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

         1.       DEFINITIONS

         1.1 ASSIGNMENT SCHEDULE Time keeping records, including the "on-call" schedules, reflecting the daily Contract Services activities of all Physician Providers and Non-Physician Providers prepared and submitted by the Contractor in accordance with the terms and conditions of Section 3.7 of this Agreement.

         1.2 BOROUGH HOUSES The Queens Detention Complex (also referred to as the "Queens House of Detention"), the Bronx Detention Complex (also referred to as the "Bronx House of Detention"), the Brooklyn Detention Complex (also referred to as the "Brooklyn House of Detention") and the Brooklyn Correctional Facility.

         1.3 CHIEF EXECUTIVE Employee of the Corporation appointed by the President of the Corporation who is the Executive Director of CHS and responsible for its administration and operation.

         1.4      CITY The City of New York.

         1.5 COLER-GOLDWATER MEMORIAL HOSPITAL Hospital located on Roosevelt Island which provides long-term care, and which is operated by the Corporation.

         1.6 COMMISSIONER The Commissioner of Health of the Department of Health of the City of New York.

         1.7 CONTRACT SERVICES Patient care services, supervisory services, administrative services, technical and other services described in
Section 3 of this Agreement.

         1.8 CONTRACT SERVICES PROVIDERS All Contractor personnel providing Contract Services.

         1.9 CORRECTIONAL HEALTH SERVICES ("CHS") The New York City Health and Hospitals Corporation's Office of Correctional Health Services administered and managed by the Corporation pursuant to a contract with DOH, DOC, DMHMRAS and the City.

         1.10 CORPORATION BY-LAWS By-laws of the Corporation as duly adopted by its Governing Body, as the same may be amended and supplemented from time to time in accordance with applicable law.


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         1.11     DISPUTE RESOLUTION PROCEDURE Process set forth in Section 16 of this Agreement pursuant to which disputes between the Corporation and the Contractor with respect to matters arising under this Agreement, except as otherwise provided, are to be resolved.

         1.12 DMHMRAS The New York City Department of Mental Health, Mental Retardation and Alcoholism Services.

         1.13     DOC The New York City Department of Correction.

         1.14     DOH The New York City Department of Health.

         1.15 EMS The Emergency Medical Services Bureau of the New York City Fire Department.

         1.16 EMERGENCY SERVICES Those medically necessary services, including psychiatric stabilization and medical detoxification from drugs or alcohol, provided in connection with an "emergency," which is defined as the sudden or unexpected onset of a condition requiring medical or surgical care which the individual secures after the onset of such conditions (or as soon thereafter as care can be made available) and in the absence of which the individual could reasonably be expected to suffer serious physical, mental or emotional impairment or death, or pose a danger to others.

         1.17 EXPEDITED DISPUTE RESOLUTION The process set forth in Section 18 of this Agreement pursuant to which certain disputes are to be resolved.

         1.18 FACILITY Each of the jail-based health care sites within each Institution.

         1.19 FEE STATEMENT A statement prepared by the Contractor and delivered to the Corporation on a quarterly basis describing the Contract Services rendered by the Contractor during a preceding quarterly period and setting forth the amount of Compensation Due for such Contract Services, calculated in accordance with the provisions of this Agreement.

         1.20 FISCAL YEAR Twelve (12) month period commencing July 1 and ending June 30.

         1.21 HEALTH PROFESSIONALS Doctors of medicine, doctors of osteopathy, dentists, nurses, podiatrists, optometrists, physician assistants, clinical psychologists, social workers, pharmacists, nurse practitioners and other professionals engaged in the delivery of health care services who are licensed, certified, or who practice under other authority consistent with the laws of the State of New York.

         1.22 HIGH-IMPACT INCARCERATION PROGRAM ("HIIP") DOC's residential treatment program for male technical parole violators and City-sentenced adult male



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Inmates convicted of non-violent crimes, which offers a highly disciplined regimen based on a military model, with an emphasis on behavior modification and community responsibility.

         1.23     HIPAA Health Insurance Portability and Accountability Act of
1996.

         1.24 HOSPITAL An acute care facility that is licensed in accordance with Article 28 of the New York Public Health Law.

         1.25 INFANT A child housed on Rikers Island whose mother is an Inmate.

         1.26 INFIRMARY A facility accommodating Inmates for a period of 24 hours or more, expressly equipped for subacute inpatient bed care for a physical illness or diagnosis that requires limited observation and/or management, but does not require admission to a Hospital. Infirmaries must have a physician on site 24 hours a day seven days a week.

         1.27 INMATE Person held in the custody of DOC who receives care and services under the terms and conditions of this Agreement.

         1.28 INSTITUTIONS (1) Each of the New York City correctional commands situated at Rikers Island, (2) the Vernon C. Bain Center and (3) The Manhattan Detention Complex.

         1.29 MASTER PATIENT INDEX The manual or computerized system of records which identifies all patients who have ever been admitted or treated at an Institution, and which serves as the key to locating patient records.

         1.30 MEDICAL DIRECTOR The physician employed by the Corporation to supervise the provision and quality of clinical services throughout the Correctional Health Services system.

         1.31 MEDICAL RECORD Document (paper and/or electronic) compiled by physicians and other Health Care Professionals which includes, without limitation, an individual's medical history, present illnesses, findings on examination, details of treatment and notes on progress, and any other documents required by CHS's policies concerning Medical Records.

         1.32 MEDICALLY NECESSARY SERVICES Health care services that are necessary to prevent, diagnose, correct or cure conditions in an individual that cause acute suffering, endanger life, result in illness or infirmity, interfere with such individual's capacity for normal activity, or threaten some significant handicap. These services must be (i) consistent with the symptoms or diagnosis and treatment of the individual's condition, disease, ailment or injury; (ii) appropriate with regard to the standard of good medical


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practice as recognized and accepted by the medical community; or (iii) not solely for the convenience of the individual, a Contract Services Provider or the Institution.

         1.33 MENTAL HEALTH CENTERS Facilities at certain Institutions providing a level of care and staffing designed to manage and treat Inmates in a crisis state or exhibiting a sub-acute level of instability.

         1.34 MENTAL HEALTH PROFESSIONAL A social worker or psychologist licensed by the State of New York providing mental health-related Contract Services pursuant to this Agreement.

         1.35 MENTAL HEALTH SPECIALIST Individual with a master's level degree in a mental health or social services field who must practice under the supervision of a Mental Health Professional, providing Contract Services pursuant to this Agreement.

         1.36 NON-PHYSICIAN PROVIDERS Health Professionals (other than physician providers) employed by the Contractor to provide Contract Services hereunder, including, but not limited to, physician assistants, nurse practitioners, registered nurses, licensed practical nurses, psychologists, social workers, occupational therapists, physical therapists, other rehabilitation therapists, laboratory technologists, radiology technologists, technical supervisors, and other technical staff, and counselors and educators, who are not clinicians and whose education and training qualify them to practice direct patient care activities, or activities supportive of direct patient care, in New York State, as well as all other individuals, including, but not limited to, administrative and secretarial staff who provide Contract Services pursuant to this Agreement.

         1.37 PARTICIPATING HOSPITALS Bellevue Hospital Center, Elmhurst Hospital Center and Kings County Hospital Center.

         1.38 PATIENT CARE SERVICES All of those general patient medical care, dental and mental health/chemical dependency services rendered directly to Inmates and Infants by Contract Services Providers.

         1.39 PERFORMANCE INDICATORS Certain standards of performance for specific Contract Services that must be met by the Contractor as described in
Section 12 of this Agreement and set forth in Attachment C to this Agreement

         1.40 PHYSICIAN PROVIDERS Attending physicians, podiatrists and dentists providing Contract Services hereunder.

         1.41 REGULATIONS All applicable laws, rules, regulations and standards of the United States, the City, the State, and all other regulatory bodies, as the same may be amended and supplemented from time to time including, without limitation, the New York State Public Health Law and the rules and regulations promulgated thereunder


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(including the New York State Sanitary Code), the New York State Correction Law
and the rules and regulations promulgated thereunder (including the New York State Commission of Correction Standards), regulations of the New York City Department of Health, including the New York City Health Code, the New York
City Board of Correction's Minimum Health and Mental Health Standards for New York City Correctional Facilities, the policies of the New York State
Department of Health and the New York State Department of Mental Hygiene including as applicable, the New York State Office of Mental Health, Office of Alcoholism and Substance Abuse Services, the Office of Mental Retardation and Developmental Disabilities and all regulations of the New York City Department of Mental Health, Mental Retardation and Alcoholism Services, policies of the New York State Department of Education, New York City Department of Correction security guidelines, Federal and other regulations regarding the protection of the rights and welfare of human research subjects, the Corporation's established code of ethics, CHS policies, procedures, and medical protocols, and with respect to the Corporation only, the Corporation By-Laws, and with respect to the Contractor only, the established policies and procedures of the Contractor, which relate or are in any way connected with the education of persons to provide, and the provision of, Patient Care Services. The term "Regulations" also includes the legal mandates with respect to health care services to be rendered to Inmates that have been imposed upon DOC, the Corporation and the City by certain lawsuits, including consent decrees and court orders.

         1.42 REQUEST FOR PROPOSALS ("RFP") The Corporation's Request for Proposals dated April 6, 2000 for the provision of medical, mental health, dental and ancillary services at the Institutions, along with all appendices and addenda.

         1.43 RESEARCH The systematic investigation or study, including, without limitation, research development, testing and evaluation, designed to develop or contribute to generalizable knowledge relating to physical or mental health.

         1.44 RESPONSE The proposals submitted by the Contractor in response to the Corporation's RFP on May 31, 2000 and on August 9, 2000.

         1.45 SELF-TAUGHT EMPOWERMENT AND PRIDE PROGRAM ("STEP") DOC residential treatment program for female technical parole violators and City-sentenced adult female Inmates convicted of non-violent crimes, based on a military model including educational/vocational and health and life skills training.

         1.46 SEMI-MONTHLY PAYMENTS Advance Payments made, by wire transfer, on the first and sixteenth day of each calendar month (or on the next business day after either if it is not a business day) by the Corporation to the Contractor as Compensation for Contract Services pursuant to the terms of this Agreement.

         1.47     STATE The State of New York.


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         1.48     SUBCONTRACTOR. An individual or entity which contracts with the Contractor to perform a portion of the Contractor's responsibilities under its agreement with the Corporation.

         1.49 TIME RECORDS. Accurate and complete records of time spent by Contract Services Providers in the performance of Contract Services, as referred to in Section 19.3 of this Agreement.

         1.50 TOUR. One of three daily periods of duty for Contract Services Providers, normally commencing at 12:00 a.m., 8:00 a.m. and 4:00 p.m.

         1.51 UTILIZATION REVIEW COMMITTEE. Committee consisting of representatives of the Corporation and the Contractor (including the Program Medical Director) and chaired by the Medical Director of CHS, which will retrospectively examine utilization decisions and administer a program structured to assure that health care resources provided to Inmates and Infants are both Medically Necessary and efficiently supplied.

         2.       ROLE OF THE CORPORATION

         The role of the Corporation shall include, but not be limited to the following:

         2.1      THE CORPORATION

         Subject to the terms and conditions of this Agreement, the Corporation shall cooperate with the Contractor so as to ensure the quality of all services provided hereunder. The President, on behalf of the Corporation, shall cooperate with the Contractor so as to ensure the maintenance at each Institution of health care that complies with accepted community standards, and shall, upon receipt and consideration of the recommendations of the Chief Executive, and in compliance with applicable laws, act to approve medical clinician appointments, reappointments, termination of appointments, and the granting or revision of clinical privileges. The Corporation shall facilitate the provision by DOC at the Institutions of such office space, furniture (excluding office equipment) and telephone service that it reasonably deems adequate for the business administration personnel the Contractor may employ at the Institutions in fulfillment of the obligations assumed pursuant to this Agreement. At any time, during the term of this Agreement, the Contractor shall, at the request and at the expense of the Corporation, move to comparable adequate space provided at the Institutions by the Corporation, upon ten (10) days prior notice where practicable.

         2.2      CHIEF EXECUTIVE

         The Chief Executive, acting on behalf of the Corporation, shall be responsible for the administration and operation of CHS at the Institutions and the Borough Houses; and shall carry out that responsibility in accordance with the Regulations. The Chief


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Executive shall also oversee the performance improvement activities of the
Contract Services Providers.

         2.3      MEDICAL DIRECTOR

         The President of the Corporation, or his or her designee, shall appoint a Medical Director to provide directions to the Contractor in carrying out its obligations pursuant to this Agreement with respect to the provision of health care services. The duties of the Medical Director shall include, but not be limited to, the following:

         (a) oversight of the development and implementation of appropriate and effective mechanisms for evaluating clinical appointments, reappointments and privileges, and for maintaining Corporate clinical standards; and for advising the Chief Executive and the Corporation on appropriate decisions and actions in those areas;

         (b) oversight of the implementation of Corporate medical policies;

         (c) enforcement of any corrective action plan required in connection with the Performance Indicators, as described in Section 12 hereof and set forth in Attachment C hereto;

         (d) monitoring of the quality of care and medical services provided to Inmates. The Medical Director (and in his/her absence, his/her designee) is empowered to make final medical decisions regarding all Inmate health care and the Contractor shall comply with such decisions; and

         (e)      serving as chair of the Utilization Review Committee.

         3.       BASIC OBLIGATIONS OF THE CONTRACTOR

         3.1      SCOPE, QUALITY AND ORGANIZATION OF SERVICES

         3.1.1 The Contractor shall provide to the Corporation timely and high quality (consistent with community standards) Patient Care Services at the Institutions ("Contract Services"). Except as set forth specifically in this Agreement, the scope and nature of such Contract Services shall include (i) the services identified in the Technical Proposal set forth in Section 2 of the portion of the Response submitted on May 31, 2000, as amended by pages 7 through 17 of the introductory portion and by the Option 1 portion of the Contractor's Best and Final Offer portion of the Response submitted on August 9, 2000 (both of which are annexed hereto and incorporated herein as Attachment D); (ii) any and all services required by the RFP, regardless of whether the Response specifically addresses each such service; and (iii) any additional services required by this Agreement. Contract Services will be provided through the services of physicians, dentists, podiatrists, psychologists, social workers, physician's assistants, pharmacists, nurse practitioners, registered nurses, licensed practical nurses, technical, clerical and other support and supervisory staff (collectively the "Contract Services Providers") in accordance with the provisions of Section 3.2 hereof.
If the Contractor fails to provide a particular service within the scope of Contract Services required hereunder, the Contractor will be subject to liability to the Corporation in the sum of $1,000 as liquidated damages, and not as a penalty for each day such failure remains uncured, except to the extent otherwise provided for herein. If, within two (2) weeks of the occurrence of such failure, the Contractor fails to cure such failure or, is if it is not possible to cure such failure within two (2) weeks, fails implement a corrective action plan acceptable to the Corporation, then the Corporation may elect to treat such failure by the Contractor as a material breach of this Agreement pursuant to the provisions of Section 28.6 hereof.

         3.1.2 Contract Services shall not include the provision by the Contractor to the Corporation of medical, surgical and/or pharmaceutical supplies, except pursuant to Section 9.8 hereof.

         3.1.3 The Contractor, at its own expense, will fingerprint all Contract Services Providers whose fingerprints are not now on file with DOC. All such fingerprints will be provided to DOC. All Contract Services Providers will wear identification tags containing their names and titles at all times they are in the Institutions. It is understood and agreed that DOC may at any time deny access to the Institutions to any Contract Services Provider it deems to present a threat to the safety, security or good order of the Institutions.

         3.1.4 Without limitation, Contract Services require that (i) intake examinations shall be performed and completed within four (4) hours of the time the Inmate is presented to Contract Services Providers by DOC and shall be performed by a Physician Provider, physician's assistant or a nurse practitioner; (ii) routine sick calls will be performed within twenty-four hours (24) hours of request, except for weekends and holidays (in which case routine sick calls will be performed on the next business day) and will be performed by a Physician Provider or under the supervision of a Physician Provider physically present at the Institution; (iii) a Physician Provider will be assigned to, and physically present on the premises of, each Infirmary twenty-four (24) hours per day, seven (7) days per week; (iv) one or more Physician Providers will be physically on the premises at each Institution twenty-four (24) hours per day, seven (7) days per week; (v) each Facility will be staffed, when open, with the appropriate staffing for the Contract Services being provided; (vi) psychiatric, medical, nursing and mental health services will all be provided in the Mental Health Centers twenty-four (24) hours per day, seven (7) days per week; (vii) Inmates who have routine referrals for mental health services will be seen and evaluated within seventy-two (72) hours of referral (emergency or STAT referrals will be seen and evaluated immediately); (viii) Contract Services Providers will conduct discharge planning as appropriate, complete all forms deemed necessary by the

Corporation (including but not limited to applications for entitlements and housing) and will cooperate in discharge planning for any Inmate; (ix) family planning services will be provided, including referrals to Corporation Hospitals for terminations of pregnancy; (x) Contract Services Providers will draw blood for viral load testing, obtain the necessary consents therefor, and pay the cost for transmittal of such blood to a laboratory chosen by the Corporation (and the Corporation will pay the bills for such testing that are submitted by such laboratories); (xi) Contract Services Providers will participate in a condom distribution program pursuant to CHS and DOH guidelines; and (xii) Contract Service Providers shall cooperate with the appropriate Corporation Assisted Outpatient Treatment ("AOT") team so that the AOT team can conduct investigations of inmates for AOT eligibility and possible filing of court petitions, and shall screen appropriate inmates for such eligibility and refer appropriate candidates to the appropriate AOT team.

         3.1.5 The Contractor shall provide Contract Services to Inmates transported to the Institutions from other facilities operated by DOC when the required outpatient and Infirmary care is not available at such other facilities.

         3.1.6 Contract Services shall, at a minimum, meet all requirements set forth in the Regulations. The Contractor will cooperate fully with any effort of the Corporation to obtain and maintain any applicable accreditation.

         3.1.7 Contract Services will include cooperation with DOH public health investigations and initiatives undertaken in the Institutions.

         3.1.8 As part of the Contract Services, the Contractor shall cooperate with DOC. Such cooperation shall include (i) the completion for each Inmate, upon admission to the Institution, a CHS form that will indicate any contraindications connected with the use of stun shields or chemical agents (or other specified security equipment) by DOC personnel and immediate notification to DOC staff upon request that the use of a stun shield or chemical agent (or other specified security equipment) is or is not contraindicated; (ii) assistance in implementing a program pursuant to which certain terminally ill Inmates are released from the custody of DOC (the "Compassionate Release Program"); and (iii) medical screening of Inmates referred into DOC programs including, but not limited to, HIIP and STEP, and into DOC HIV programs. Upon any failure to comply with the requirements of this subsection 3.1.8, the Contractor will be subject to liability to the Corporation in the sum of $1,000, as liquidated damages and not as a penalty, for each such occurrence.

         3.1.9 The Contractor shall develop and implement a comprehensive cultural competence training program, to be approved by the Corporation, for the Contract Services Providers. Such program shall recognize the demographics of the Inmate population and be designed to further the goal of providing all Inmates, regardless of national origin, language, race or religion, access to quality health care. The Contractor shall use its best efforts to ensure that all Contract Services Providers participate in training program sessions within six (6) months of the commencement of their employment by the Contractor. By October 1, 2001, and every six months thereafter, the Contractor shall assess the cultural competence of the Contract Services Providers and develop a corrective action plan to address any deficiencies in its training program. Any such plan shall be submitted to, and approved by, the Corporation, before its implementation. Should the Corporation determine that, notwithstanding the Contractor's best efforts, such plan is inadequate to correct all deficiencies, the Contractor may obtain the assistance of a Subcontractor upon the Corporation's approval and at its expense. Such approved costs shall be in addition to Compensation Due pursuant to Attachment B.

         The Contractor will employ its best efforts to ensure that its Contract Services Providers providing Patient Care Services are sufficiently proficient in languages that are understood and used by the Inmates. It shall also use its best efforts to hire such Contract Services Providers who are bilingual in such languages, and to have at least one such Contract Service Provider present at all times in each Institution. The Contractor shall maintain a listing, updated and provided to the Corporation on a quarterly basis, of all bilingual Contract Services Providers providing Patient Care Services, including for each Provider listed, all languages spoken other than English. It shall also ensure that screening, patient history and exams are accomplished in such a manner as to accommodate Inmates whose hearing or sight may be impaired, including obtaining the services of a sign language interpreter, if necessary. In addition, the Contractor will provide the services of a language bank (such as that provided by AT&T), which services shall be accessible to all Contract Services Providers in all Facilities twenty-four (24) hours per day, seven (7) days per week. If the Contractor fails to arrange for the provision of such services promptly upon the execution of this Agreement, then the Corporation may do so and may deduct the costs of doing so from Compensation owed to the Contractor pursuant to the provisions of
Section 13 hereof.

         3.1.10 The Contractor shall provide all Contract Services in a timely and appropriate manner regardless of the occurrence of any unanticipated incidents, contingencies or circumstances at the Institutions, and regardless of fluctuations in the Inmate census, except to the extent prevented by disasters, catastrophes or other acts of God or strikes by non-Contractor personnel. By January 1, 2001, the Contractor shall have developed contingency plans approved by the Corporation that ensure the availability of staffing sufficient to provide all Contract Services in the event of an emergency (e.g., job action or strike by Contract Services Providers, emergency opening of a closed housing area of Institution which necessitates additional staff beyond the number and type of Contract Services Providers specified in Attachment A to this Agreement.) The Contractor recognizes that certain circumstances (such as Inmate riots or rebellions or actions by DOC) may cause a temporary disruption in the normal volume of, or demand for, Patient Care Services. The Contractor agrees, that upon cessation of any such disruption, it will meet any increased volume of such Patient Care Services in accordance with, and within the time limits specified in, this Agreement.

         3.1.11 Contract Services will, subject to the provisions of Section 11 hereof, include the provision and maintenance by the Contractor of an Electronic Medical Records system for the Medical Records of the Inmates and Infants. Such system will (i) allow a real time, fully integrated Medical Record to be available to any and all authorized users at any time, (ii) track all components of a patient's on-going medical history, and (iii) be based on user-defined protocols that are fully updateable. The Contractor shall not be responsible for any repairs or maintenance of the mechanical or electrical infrastructure necessary to accommodate such system or for the ongoing telecommunications costs of operating the system. The parties shall negotiate in good faith to determine a time schedule for the development and implementation of such system. The Contractor must seek and obtain the Corporation's approval to continue its efforts hereunder at each significant stage in the development and implementation of such system, but at least once each month until the implementation has been completed to the Corporation's reasonable satisfaction.

         In the event the Corporation decides, at any point during the development and implementation of the Electronic Medical Records system by the Contractor that it does not want the Contractor to continue its efforts hereunder, then the Contractor will immediately cease such efforts and the Corporation shall reimburse the Contractor for its costs up to the date of such termination, pursuant to Attachment B. In such case, the Contractor will cooperate fully in any subsequent endeavor by the Corporation to develop such a system, and the Corporation shall reimburse the Contractor for its reasonable costs in connection with such cooperation.

         3.1.12 Contract Services consisting of the provision of on-site well-baby health care services to Infants, and child care and parenting services to their Inmate mothers on Rikers Island, as set out in CHS's Nursery Program Policy and Procedures. Any Infant requiring health care at a level not available pursuant to this undertaking by the Contractor will be transported by EMS to an appropriate Corporation Hospital (or to another Hospital, if required in an emergency). The Contractor will bear no responsibility for the costs of such transportation, the timelines of the response by EMS to a call for service, or the care that EMS provides or fails to provide.

         3.1.13 The Contractor will provide on-site first aid services to correctional personnel working at the Institutions and to civilian personnel on-site. In the event of an emergency, DOC will, at the same time, call both EMS and a Physician Provider. The Contract Services to be rendered by the Physician Provider hereunder will consist first of triage-type evaluation. Then, in the event of an emergency, the Contract Services will consist of stabilization pending the arrival of EMS. If there is no emergency, the Physician Provider will refer the correctional officer or civilian to his or her private physician, or provide first aid to the correctional officer or civilian at the site so that he or she may return to work, whichever is indicated. The services to be rendered by Physician Providers hereunder will not include (i) taking a complete medical history (although it will include taking such history as is warranted under the circumstances); (ii) providing a full physical examination, lab work, x-rays; or (iii) dispensing or prescribing medication, except for the administration of medication in an emergency. Such Contract Services do not include or permit the rendering of health care services at courthouse facilities operated by DOC. The Contractor will complete a DOC injury report for every correctional officer and civilian for whom it provides first aid services hereunder, and will maintain documentation of such services in a format acceptable to the Corporation and to DOC.

         3.2      STAFFING AND SUPERVISION

         3.2.1    Mandated Staffing

         (a) For purposes of this Agreement (i) the Average Daily Census ("ADC") shall be the 5:00 a.m. census figures compiled by DOC for each day, aggregated across all Institutions; (ii) the "ADC Corridor" shall mean an ADC between 13,000 and 16,000 Inmates; and (iii) a "Decrease or Increase in the ADC" shall mean an ADC, calculated over any consecutive three (3) month period, that is, respectively, below or above the ADC Corridor. The Corporation shall provide to the Contractor, on a monthly basis, a report on each ADC during the preceding month.

         (b) The Contractor shall at all times during the term of the Agreement provide Contract Services at each Institution through the number and types of qualified Contract Service Providers specified in Attachment A hereto, subject to any modifications effected pursuant to Sections 3.2.2 and 11 ("Mandated Staffing"). The Contractor acknowledges and agrees (i) that such Mandated Staffing specified in Attachment A is sufficient to enable it to provide all required Contract Services within the ADC corridor, based upon the community standards of care, treatment patterns, locations of service delivery at the Institutions and Regulations in effect as of the date hereof, taking into account sporadic and unanticipated daily fluctuations in service needs, emergency conditions and vacations and absences of Contract Services Providers; and (ii) that it shall not be entitled to additional compensation (except to the extent approved in writing by the Chief Executive) for additional Contract Services Providers that the Contractor may subsequently determine to be necessary to provide such Contract Services.

         (c) FTE positions identified in Attachment A shall be filled (i) entirely by full-time Contract Services Providers as specified in subsection 3.2.4(a)(i) and (ii) hereof; and (ii) for at least 95 percent of such positions by full-time Contract Services Providers at all other Facilities.

         3.2.2    Modifications in Mandated Staffing

         (a) The Corporation may, in its sole discretion and at its cost, elect to increase Mandated Staffing (and OTPS) at any ADC and the Contractor shall fill such additional positions pursuant to Section 3.2.3. In the event of such an increase, Total Compensation Due shall be increased pursuant to Attachment B.

         (b) Should DOC close an Institution, Contract Services Providers assigned to such Institution will no longer provide Contract Services, unless reassigned by the Provider, in accordance with Section 19.4 hereof. In the event of such a closure, Total Compensation Due shall be reduced pursuant to Attachment B to reflect such a reduction in Mandated Staffing.

         (c) Should (i) the Corporation request the Contractor to reduce Mandated Staffing, other than as a result of closure of an Institution, at an ADC within the ADC Corridor or as a result of a Decrease in the ADC, or (ii) the Contractor requests the Corporation to increase Mandated Staffing as a result of an Increase in the ADC, the parties shall negotiate in good faith with respect to appropriate and reasonable reductions or increases, if any, in Mandated Staffing and Total Compensation Due. If the parties fail to reach agreement, the Corporation shall make such determinations, which the Contractor shall implement but may challenge in Dispute Resolution pursuant to Section 16 as inappropriate and unreasonable.

         (d)      The Corporation and the Contractor shall, at least every six
(6) months during the term of this Agreement, review and discuss changes in the type of Contract Services Providers at each Institution. Total Compensation Due will be adjusted accordingly to reflect any agreement reached with respect to reconfiguration.

         (e) Any modifications of Mandated Staffing other than as provided in this Section 3.2.2 shall be made pursuant to Section 11.

         3.2.3    Vacancies

         (a)      (i)      The Contractor shall fill, as expeditiously as
reasonably practical, any vacancy in any Contract Services Provider position with a replacement at an equivalent level of qualifications and skill and at the same or lower salary as the departing Contract Services Provider. If such equivalent Contract Services Provider cannot be hired, the Contractor shall, without additional cost to the Corporation, hire a replacement in a title with greater qualifications (e.g., a registered nurse in lieu of a licensed practical nurse) at or below the average salary for such title (hereinafter an "upgrade").

                  (ii) If the Chief Executive reasonably determines that the Contractor has exercised its best efforts to fill the vacancy pursuant to subsection (a)(i) but has been unsuccessful, the Chief Executive may authorize the Contractor to fill, and the Contractor shall fill, the vacancy by paying a specified salary in excess of the salary of the departing Provider.

                  (iii) In the event of such authorizations, the Corporation shall reimburse the Contractor for the amount of such increased salaries, subject to a maximum equal to the difference between the Total Compensation Due and paid to the Contractor in any calendar year during the term of this Agreement and the aggregate Maximum Amounts for each Payment Component specified in Attachment B.

         (b) The Contractor shall fill all vacancies, including new positions resulting from an authorized increase in Mandated Staffing, no later than sixty (60) days of the occurrence of such vacancy or increase, by the employment of Contract Services Providers that conforms to the requirements of
Section 3.2.l(c).

         (c) Until a vacancy is filled pursuant to subsection 3.2.3(b) above, the Contractor shall ensure the delivery of all Contract Services through the use of overtime by the existing Contract Services Providers (which may not exceed 25 percent of the FTE vacancies) and per diem or part-time Contract Services Providers, and in accordance with Section 3.2.4.

         3.2.4    Specific Staffing Requirements

         The following provisions apply at all times, including the period when a vacancy is unfilled or a Contract Service Provider is absent due to vacation, illness or otherwise.

         (a) During each Tour, the following staff must be present at the assigned Facilities as specified in Attachment E, and, except for (iii) below, replaced with a current full-time Provider during the period of any vacancy or absence:

                  (i) Physicians, Physician Assistants, RNs, NAs and LPNs in all Infirmaries and in the CDU.

                  (ii) Psychiatrists and CSW/Mental Health Professionals at the Mental Health Centers.

                  (iii)    All titles in all specialty clinics.

         (b) (i) During each Tour at each Institution, all staff titles not encompassed by subsection 3.2.4(a) above will be grouped into four discrete units as follows:

                  Unit 1 Administrative/Clerical (Health Service Administrator, Medical Records Administrator, Medical Records Clerk, Administrative Assistant, Patient Advocate, Clinic Coordinator/Scheduler)

                  Unit 2   Medical Practitioner (MD, PA, NP, RN, LPN)

                  Unit 3 Mental Health Practitioner (Psychiatrist, Clinical Supervisor, Activity Therapist, Unit Chief, Assistant Unit Chief, Mental Health Professional, Mental Health Specialist, Substance Abuse Counselor)

                  Unit 4 Medical, Other (Director of Nursing, QA RN, Site Medical Director, HIV Counselor, PCA, NA, Dentist, Dental Assistant, Radiologist, X-ray Technician, Phlebotomist, Pharmacist, Pharmacy Technician, Discharge Planner)

                  (ii) During each Tour, the staff in each Unit must be present at the assigned Institutions as specified in Attachment A, except that (a) 1 staff vacancy or absence is permitted for each Unit in an Institution comprised of between 2 and 14 staff members; and (b) 2 staff vacancies or absences are permitted for each Unit in an Institution comprised of 15 or more staff members. No staff vacancy or absence is permitted when only 1 staff member in a Unit in an Institution is scheduled on a Tour.

         (c) Notwithstanding the exceptions in subsection 3.2.4(b)(ii) and exclusive of staff covered by subsection 3.2.4(a), at least ninety percent (90%) of the staff required in each Institution must be present during each Tour at the assigned Facilities as specified in Attachment A.

         (d) For the first six months of the term of the Agreement, the Contractor shall ensure that an administrator is available on Rikers Island twenty-four hours each day, seven days each week. Thereafter, the administrator may be on-call.

         3.2.5    Failure to Provide Mandated and Specific Staffing

         (a) Should the Contractor fail to comply with the provisions of Sections 3.2.3 or 3.2.4, the Contractor shall be subject to liability to the Corporation in the following amounts, as liquidated damages and not as a penalty:

                  (i) for failure to fill each vacancy (as required by subsection 3.2.3), $1,000 per day for titles comprised in Units 2 and 3 and $500 per day for titles comprised in Units 1 and 4.

                  (ii) for failure to meet each staffing requirement of subsection 3.2.4(a), $1,000 per absence per Tour;

                  (iii) the greater of the amount calculated by computing the following:

                           a)       for failure to meet each staffing
                                    requirement of subsection 3.2.4(b), $1,000 per Tour for Units 2 and 3 and $500 per Tour for Units 1 and 4; and

                           b)       for failure to meet the staffing
                                    requirement of subsection 3.2.4(c), $2,000 per Tour; and

                  (iv) for failure to meet the staffing requirement of subsection 3.2.4(d), $1,000 per day.

         (b) Should the Contractor fail, in any consecutive two (2) month period, to meet the requirements set forth in subsections 3.2.3 or 3.2.4, the Corporation may, in addition to whatever other rights it may have, deem such failure to be a material breach of this Agreement pursuant to Section 28.6 hereof.

         3.3      PROGRAM DIRECTORS

         3.3.1 The Contractor shall recommend for appointment by the Corporation (i) a full-time, Program Director who shall have responsibility for all aspects of Contract Services and who shall be on Rikers Island as reasonably necessary; (ii) a full-time Program Medical Director, reporting to the Program Director, who shall have responsibility for all clinical aspects of Contract Services; and (iii) a full-time Program Mental Health Director who shall report directly to the Program Medical Director. The Program Medical Director and the Program Mental Health Director shall both be on Rikers Island during their working hours, except as reasonably necessary to discharge administrative duties.

         3.3.2 The Program Director shall have at least (10) years of progressively responsible managerial experience in corrections, or in a correctional health, hospital or other health care setting or a related field, and a bachelor's degree from an accredited college, except to the extent such requirements are waived by the Chief Executive. The duties of the Program Director shall include, but not limited to, the following:

         (a) ensuring compliance with the contractually-defined scope of services, Performance Indicator reporting requirements and adherence to regulatory guidelines and accepted standards of care;

         (b) ensuring that the provision of Contract Services adheres to all Corporation established policies and procedures (clinical and operational) and that appropriate new protocols are recommended to address emerging practices;

         (c) ensuring that all facilities are appropriately staffed, equipped and supplied;

         (d) ensuring that competent staff is recruited, hired, trained, retained, evaluated and supervised; and

         (e) ensuring full development of, and appropriate representation and cooperation with, all Contract Services activities and full cooperation with the Corporation and its representatives.

         3.3.3 The Program Medical Director shall be a licensed physician, board-certified in Internal Medicine, Family Practice or Surgery. The responsibilities and duties of the Program Medical Director shall include, but limited to, the following:

         (a) ensuring that the full scope of medical services required hereunder is implemented, maintained and monitored;

         (b) ensuring compliance with clinical service-related Performance Indicators and adherence to Regulatory guidelines and defined clinical standards of care;

         (c) ensuring that the medical aspects of the Contract Services provided by the Contractor adhere to all Corporation policies and procedures, and recommending new protocols for development and implementation in all clinical areas;

         (d)      supervising the clinical staff;

         (e) ensuring appropriate recruitment, orientation, training, continuing education and evaluation of the clinical staff;

         (f) coordinating clinical staffing at appropriate levels at all times;

         (g) coordinating the preparation and submission of all required clinical reports and analyses; and;

         (h) ensuring clinical staff representation at meetings and full cooperation with the Corporation and its representatives.

         3.3.4 The Program Mental Health Director shall be a licensed physician, board-certified in Psychiatry. The responsibilities and duties of the Program Mental Health Director shall include, but not limited to, the following:

         (a) implementing, maintaining and monitoring in conjunction with the Program Medical Director, the full scope of mental health services;

         (b) ensuring compliance with mental health-related Performance Indicators and adherence to Regulatory guidelines and defined mental health standards of care;

         (c) ensuring that the mental health aspects of the Contract Services provided by the Contractor adhere to all Corporation mental health policies and procedures, and recommending modification or development of mental health protocols;

         (d)      supervising the mental health clinical staff;

         (e)      coordinating mental health staff as appropriate;

         (f)      supervising substance abuse/alcoholism services;

         (g) coordinating preparation and submission of all required mental health reports and analyses; and

         (h) ensuring mental health staff representation at meetings and full cooperation with the Corporation and its representatives.

         3.3.5 Notwithstanding the provisions of Section 19.1.2, the Corporation shall have the right at any time to direct that any Program Director, Program Medical Director or Program Mental Health Director shall no longer render Contract Services, if it lawfully determines that such direction is in the best interests of the City, or of the Corporation. The Contractor will comply immediately with any such direction. The rights of the Corporation hereunder will be exercised only upon prior consultation with the Contractor, but the final decision will be made solely by the Corporation, within its sole discretion. Any action taken by the Corporation pursuant to this Section 3.3.5 will not be subject to the Dispute Resolution Procedures set out in Sections 16 or 18 hereof.

         3.4      PROVIDER QUALIFICATIONS

         3.4.1 The Contractor shall ensure that, except as otherwise provided in this Agreement or by written authorization of the Corporation, each Contract Services Provider meets the qualification standards set out in Sections 3.5 and 3.6 hereof, as appropriate. Each Contract Services Provider shall have a complete medical evaluation prior to assignment comparable to that required for health care providers at hospitals by Section 405 of the New York State Health Code. Each Contract Services Provider shall grant the Contractor permission to release reports with respect to such examinations to the Corporation and the Contractor shall furnish to the Corporation any reports with respect to such medical evaluations that the Corporation may require.

         3.4.2 Each Contract Services Provider shall be duly licensed in medicine, or in his or her discipline as appropriate, and currently registered by the State and by The United States Drug Enforcement Agency, if required. Each Contract Services Provider shall maintain required licensure. The Contractor shall provide to CHS with respect to each Contract Services Provider, as appropriate, proof of current licensure and/or registration, infection control certificates approved by the State Department of Health, board-certification status, medical degree and certificates of internships, residencies and fellowships and any other pertinent information concerning credentials, medical or other clinical practice and past licensing. The Contractor shall, upon hiring and on an biennial basis thereafter, make an inquiry of the National Practitioner Data Bank with respect to each Physician Provider and forward to CHS the information it receives as a result of each such inquiry.

         3.4.3 The performance of each Contract Services Provider who has rendered Contract Services for at least one year shall be evaluated by the Contractor at least annually, and a written copy of each such evaluation shall be provided to the Corporation within three months of the end of each Contract Services Provider's annual anniversary date. Upon any failure to do so, the Contractor shall be subject to liability to the Corporation in the sum of $500, as liquidated damages and not as a penalty, for each such failure.

         3.4.4 The Contractor shall use its best efforts to ensure that no Contract Services Provider who has been found guilty of a crime shall provide Contract Services. Such best efforts shall consist of asking each potential Contract Services Provider in the job application whether he or she has ever been convicted of a crime. Subject to the provisions of applicable law (including but not limited to Section 752 of the New York Correction Law) the Contractor shall not hire any person who the Contractor knows has been convicted of a crime. If the Contractor discovers that a Contract Services Provider already hired to provide Contract Services hereunder has been convicted of a crime, the Contractor shall no longer allow such person to provide Contract Services, unless the Chief Executive, upon consultation with the Commissioner of DOC, waives this requirement.

         3.4.5 The Contractor shall immediately notify the Chief Executive of any criminal investigation of a Contract Services Provider that it discovers.

         3.5      PHYSICIAN PROVIDER QUALIFICATIONS

         3.5.1 The Contractor shall ensure that, except as otherwise provided in this Agreement or by written authorization of the Chief Executive, all Physician Providers (except podiatrists and dentists) shall be board-certified or board-eligible. Notwithstanding the foregoing, all Physician Providers (except podiatrists and dentists) providing Contract Services in the Urgi-Care Center shall be board-certified. All Physician Providers shall be duly licensed in the State.

         3.5.2 All board-eligible Physician Providers shall become board-certified within the time limits specified by their specialty or within two (2) years of their hiring, whichever comes first. If any such board-eligible Physician Provider fails to become board-certified within such required time frame, he or she may continue to provide Contract Services only upon the written approval of the Chief Executive.

         3.5.3 In certain instances approved in writing by the Medical Director, limited license physicians providing Contract Services at the commencement of this Agreement (and who provided such services through a previous contractor with the Corporation) may continue to do so. Notwithstanding the foregoing, the employment of each such limited license physician must be terminated on or before December 31,2001, unless the Physician Provider has become fully licensed by such time, or unless the Chief Executive approves any extension of such time in writing. No limited license physician shall be hired by the Contractor to perform Contract Services during the term of this Agreement.

Any limited license physician performing Contract Services hereunder must be supervised by an on-site licensed Physician Provider at all times.

         3.6      NON-PHYSICIAN PROVIDER QUALIFICATIONS

         In addition to the requirements set out in Section 3.4 hereof, the Contractor shall ensure that each Non-Physician Provider:

         3.6.1 shall meet such professional standards as are established in the Regulations;

         3.6.2 shall have, and shall maintain, all required credentials and qualifications, including, but not limited to, graduation from an accredited education or training program, and where appropriate and if available, special certification. Records pertaining to such credentials and qualifications shall be updated annually for each Non-Physician Provider and shall be made available to the Corporation within ten (10) days of request; and

         3.6.3 shall be board-certified or board-eligible, if practicing in a specialty in which Board certification is available. To the extent that qualification to sit for the boards is unlimited by time, Board certification must be obtained within two years of hire. If any such board-eligible Non-Physician provider fails to become board-certified within such required time frame, he or she may continue to provide Contract Services only upon the written approval of the Chief Executive.

         3.7      ASSIGNMENT OF CONTRACT SERVICES PROVIDERS

         The Contractor shall ensure that adequate and appropriate Physician Provider and Non-Physician Provider staff are assigned and provided in accordance with provisions of this Agreement, the Regulations and in compliance with the applicable requirements of any grants, the funding for which is received by the Corporation. A list of the current CHS grants is attached hereto as Attachment K. The Corporation shall notify the Contractor of all such grant requirements. The Contractor shall have the authority and the responsibility to assign and reassign Physician Providers and Non-Physician Providers in order to fulfill its obligations hereunder, subject to the provisions of Section 3.2 hereof.

         3.7.1 The Contractor shall prepare and provide to the Chief Executive at least thirty (30) days before the first calendar day of each month during the term of this Agreement an Assignment Schedule of all Contract Services Providers scheduled to work in each Facility during that month. The schedule for the first month of the term of this Agreement shall be provided to the Chief Executive on or before December 28, 2000. Any subsequent amendments to such schedules (except for replacements necessitated by unexpected absences or illnesses) shall be delivered promptly to the Chief Executive.

Within seven (7) days after the end of each calendar month during the term of this Agreement, the Contractor shall deliver to the Chief Executive a reconciled Assignment Schedule, with an explanation for any variances from the original schedule.

         3.7.2 All Assignment Schedules required pursuant to this Section 3.7 shall specify the following and any other information the parties may agree to:

         (a)      the name and title of each Contract Services Provider;

         (b) whether the assignment is full-time, part-time, sessional (other than full- time or part-time) or other;

         (c) the location to which the Contract Services Provider is assigned;

         (d)      the hours of the assignment;

         (e)      the "on-call" service schedule; and

         (f) the names of those Contract Services Providers taking vacation.

         3.7.3 In the event the Corporation determines that any Assignment Schedule submitted by the Contractor contains erroneous, incomplete, or otherwise insufficient information with respect to the Contract Services provided by the Contractor, then the Corporation shall, within seven (7) days of receiving the Assignment Schedule, submit a written statement to the Contractor detailing the reasons for such determination. The Corporation's right to examine the Assignment Schedule for completeness and accuracy shall not preclude other audit rights that may be granted to the Corporation elsewhere in this Agreement. Upon receipt of the written statement from the Corporation, the Contractor shall have seven (7) days within which to correct or supplement the Assignment
Schedule in a manner acceptable to the Corporation.

         3.7.4 The Contractor shall provide to the Corporation, on a regular basis, a current and updated list of Contract Services Providers assigned to work on Rikers Island. The list shall include names, dates of appointment, titles and vehicle information. Such updated information shall be furnished expeditiously whenever a new appointment, retirement or termination occurs.

         3.8      QUALITY ASSURANCE AND RISK MANAGEMENT

         The Contractor will establish and implement such effective mechanisms as are necessary to ensure that the quality and appropriateness of Patient Care Services and the clinical performance of all Contract Services Providers providing Patient Care Services are monitored and evaluated, and that timely efforts are made to ensure the quality and appropriateness of the care delivered. Upon failure to comply with any material requirement of this Section 3.8, the Contractor shall be subject to liability to the

Corporation in the sum of $1,000, as liquidated damages and not as a penalty, for each such occurrence. The Corporation agrees that no liability hereunder will be imposed upon the Contractor if its failure to meet any Quality Assurance requirement of this Section 3.8 is solely attributable to the failure of the Corporation to provide the Contractor with notice of a pending claim or lawsuit against the Corporation and/or the City.

         3.8.1    Quality Improvement.

         The Contractor shall participate fully in the activities of the CHS Performance Improvement Plan ("PIP") (annexed to the RFP and incorporated herein as Attachment F) and any subsequent version, including the establishment of a committee structure as outlined in the PIP. Committees established at each Institution served by the Contractor, as well as the Rikers Island-wide committee shall meet as required by the PIP, and agendas, attendance sheets and minutes shall be maintained and forwarded to the CHS Director of Quality Management after each meeting. Contractor staff shall attend other departmental and system-wide quality improvement meetings as described in the PIP. The Contractor's committees shall develop quality improvement projects within and across Institutions, and the Contractor shall provide Continuous Quality Improvement training to all relevant personnel.

         3.8.2    Mortality and Morbidity Meetings.

         In addition to the Contractor's participation in the Mortality and Morbidity ("M&M") meetings as described in the PIP and scheduled by the Corporation, the Contractor shall conduct its own peer review of all deaths and significant occurrences, as identified by the Medical Director or the Program Medical Director, concerning Inmates who were in the Contractor's care. The reviews shall include the drafting of chart summaries and findings of fact, following a format determined by CHS, that shall be shared with the joint M&M committee. The Contractor shall also be responsible for presenting all such cases to the joint M&M committee and in implementing any and all corrective actions that are developed as a result of those meetings, and/or are directed by the Medical Director.

         The Contractor's staff (senior mental health staff, including the Program Mental Health Director, and mental health unit chiefs) shall also participate in monthly Suicide Attempt M&M meetings with CHS staff. For each suicide attempt in an Institution for which Contract Services are provided by the Contractor, the Contractor shall be required to submit in advance of these meetings a written report, following a format determined by CHS, including a description of the incident, facts leading up to the incident and the outcome of the incident including a corrective action plan, if necessary.

         3.8.3    Risk Management.

         The Contractor shall designate a person to whom CHS may forward complaints and other inquiries (e.g. State Commission of Corrections Medical Review Board reports) and who will be responsible for responding thereto. Such responses shall be handled within the time frames specified by the Corporation. That notwithstanding, designated CHS staff members shall have direct access to the Contractor's clinical and administrative staff at the Institutions who shall cooperate fully with regard to any investigations undertaken by such CHS staff. CHS staff shall also have direct access to all patient records and other patient care-related material, such as logbooks, which shall include information maintained by the Contractor's patient advocates. The Contractor will comply promptly with any corrective action that may be recommended by CHS upon the conclusion of its investigation.

         The Contractor shall report all Inmate deaths and other reportable incidents promptly upon their occurrence to the CHS Director of Risk Management. Copies of all completed incident reports shall be forwarded to the CHS Director of Risk Management within five (5) days of their completion.

         3.8.4    DOH Access to Contract Services Information

         It is understood by the parties that the disclosure to DOH of, and access by DOH to, information concerning the Contract Services performed hereunder shall be governed by the terms of the contract between DOH, DMHMRAS, DOC, the Corporation and the City, and shall not be limited by any provisions of this Agreement.

         3.9      POLICIES AND PROCEDURES

         In connection with its obligation to comply with all CHS policies and procedures, no operational protocols or guidelines shall be issued or implemented by the Contractor without CHS approval, which shall not be unreasonably withheld or delayed. Upon any failure by the Contractor to comply with this Section 3.9, the Contractor shall be subject to liability in the sum of $1,000, as liquidated damages and not as a penalty, for each such occurrence.

         3.10     INFORMATION SYSTEMS

         During the term of this Agreement and after termination, the Corporation will own all hardware and software purchased, developed and maintained by the Contractor specifically to assist in the performance of Contract Services hereunder (and not owned or leased by the Contractor prior to the commencement of the term of this Agreement). All licenses for software and hardware established by the Contractor hereunder will be transferred to the Corporation upon termination, if assignable. All new licenses obtained by the Contractor during the term of this Agreement, to assist in the performance of Contract Services, shall be assignable to the Corporation. In the event the Corporation decides to implement, in any of the Corporation's other facilities, the information systems provided by the Contractor hereunder, the Contractor shall provide all necessary technical assistance and support.

         The information systems shall meet, at a minimum, the following specifications:

         (a) The network and servers will be set up in the following manner:

         (i) Any data network design provided by the Contractor must be independent of the DOC network infrastructure, with the exception of telecommunication service from DOC Telecommunications, from the Institutions to the proposed Institutions-based correctional health data center. Documented costs incurred by DOC to install and maintain the Contractor's telecommunications service (which costs would not have been incurred but for the Contractor's actions) as well as documented costs incurred by DOC for providing escorts to the Contractor's installation crews will be reimbursed by the Contractor.

         (ii) Any data network design provided by the Contractor will include connection to the Corporation's central office at transmission speeds of 384 MBP or better. The Contractor will ensure that the Corporation is able to utilize the data network for both applications the Contractor installs and for managerial applications that the Corporation develops including, but not limited to, data collection applications for on-site audits.

         (iii) All aspects of the information systems provided by the Contractor will operate independently of systems servicing the Contractor's own facilities.

         (b) The Contractor will continue to use and will assume responsibility for the maintenance of, existing voice/telephone service and networks being utilized by previous contractors. Any proposed plans to re-engineer voice networks must be approved in writing by the Chief Executive, who will consult with DOC.

         (c) The Contractor will, to the extent possible, maintain existing applications in ancillary service areas (e.g.. pharmacy, laboratory, radiology) and the application supporting the mental observation units until such time as any change may be approved by die Chief Executive.

         (d) The Contractor is responsible for the accuracy and completeness of Inmate information databases generated during the term of this Agreement. Except as otherwise provided herein, all Inmate information, including both electronic and manual records, shall be held confidential by the Contractor and shall not be disclosed, unless required by law, and then only upon notice to, and approval by, the Corporation, after consultation with DOC. As set out in Section 5.1.2 hereof, the Corporation will respond, on behalf of the Contractor, to all subpoenas and requests for Medical Records. Data obtained by the

Contractor through the information system will be used by the Contractor solely to ensure appropriate medical care and discharge planning for Inmates. The Contractor will keep strictly confidential Inmate identifiers, movement and classification data. The Contractor shall indemnify and hold harmless the Corporation and its agents and employees, and DOC and its agents and employees from any and all claims, suits, actions, proceedings, costs, expenses, losses or damages arising from, or in any way related to, the Contractor's wrongful disclosure of such data.

         (e) The Contractor shall provide and ensure adequate security of the information systems to protect the confidentiality of all information with respect to the Corporation, the Institutions and the Inmates in the course of installing, maintaining and supporting the information systems. The Contractor will ensure protection from inside and outside threats to security including, but not limited to, controlling access to information systems, controlling remote connectivity, controlling access to data, and ensuring accountability. The Contractor shall defend and indemnify the Corporation and its agents and employees, and DOC and its agents and employees from and against any and all claims, losses and actions that arise from a breach of this Section 3.10

         3.11     HIPAA COMPLIANCE PROCEDURES

         The Contractor will comply with its own security policies, procedures and standards in when discharging its responsibilities hereunder. It will ensure that all confidential information concerning Infants and correctional officers and on-site personnel will be held in the strictest confidence and will obtain such assurances from any third party with whom it enters into subcontracts for the performance of services required hereunder. The Contractor and its Subcontractors will comply with all procedural activities that may be required to achieve compliance with the HIPAA rules and regulations as they become final. The Contractor shall be liable for any acts, failures, or omissions by any such third party in its obligations with respect to compliance with HIPAA. This Agreement will be deemed to include all such final rules and regulations, including any amendments thereto.

         4.       RESPONSIBILITIES OF CONTRACT SERVICE PROVIDERS

         4.1      ORGANIZATION

         The Contractor shall provide and recommend to the Medical Director and Chief Executive for appointment or reappointment such Physician Providers as are necessary to provide Contract Services. Such appointments shall be subject to approval by the Chief Executive and final approval by the President.

         Such appointees shall be responsible for providing Patient Care Services, in a manner that will ensure adequate patient care in accordance with accepted community standards, and for fulfilling the responsibilities set forth in the Regulations.

         4.2      RESPONSIBILITIES OF CONTRACT SERVICES PROVIDERS

         Contract Services Providers shall, as a condition of their continued assignment by the Contractor to the Institution, be responsible for performing their duties in accordance with the Regulations and for the efficient delivery of such Contract Services included in their job descriptions. Each Contract Services Provider shall participate in such activities as are so identified and assigned and shall cooperate fully with CHS personnel. Such duties shall include, but not be limited to the following, as appropriate:

         (a) Participation in in-service education and continuing education;

         (b)      Attendance at meetings, as required;

         (c) Monitoring and evaluating all activities supportive of Patient Care Services for timeliness, quality and appropriateness as part of the Institution's overall quality-of-care review process;

         (d)      Timely completion and maintenance of Medical Records;

         (e) Delivery of Contract Services by a Non-Physician Provider under the supervision of a designated Physician Provider, if required by applicable law;

         (f) Action in accordance with the Regulations and the Performance Indicators, as well as any amendments which are established by the Corporation from time to time;

         (g) Delivery of Contract Services in compliance with Inmates' rights, as set forth in Section 4.2.2 hereof;

         (h)      Participation in performance improvement activities;

         (i) Cooperation with any Research that may be conducted at the Institutions; and

         (j) Participation in the processes pursuant to which appointment and reappointment are made.

         4.2.1    Credentials and Privileges

         The parties shall jointly direct the Contract Services Providers to adhere to the Corporation's credentialing policies and procedures.

         4.2.2    Inmates' Rights

         The Contractor and its Contract Services Providers shall act in accordance with the Regulations, as applicable, and amendments thereto which, from time to time, may be established by the Corporation, after consultation with DOC, concerning Inmates' rights

         (i) to be treated with dignity; (ii) to non-discrimination; (iii) to confidentiality; and (iv) to know their diagnoses, prognoses and available modalities of care (as long as any amendments established by the Corporation other than those required by applicable State, Federal and local laws, rules and regulations are consistent with the terms of this Agreement).

         4.2.3 Third Party Reimbursement and Reimbursement from Inmates - Provision of Information

         The Contractor and its Contract Service Providers shall act cooperatively, consistent with the terms of this Agreement, to enable the Corporation to recover all reimbursable costs, including related overhead, available from all Third-Party Reimbursement Sources, or reimbursement obtained directly from Inmates and Infants which the Corporation does not otherwise possess.

         4.2.4    Cost Reporting Data

         The Contractor shall provide all data requested by the Corporation that are reasonably necessary to enable the Corporation to meet all cost-reporting requirements under the Regulations. The Corporation shall notify the Contractor annually of the specific information needed. The Contractor shall provide such information on a timely basis following the Corporation's reasonable request therefore. This information shall be subject to revision, from time to time, based upon Regulations then currently in effect.

         5.       MEDICAL RECORDS

         All Medical Records maintained by the Contractor are the property of the Corporation, and as such, appropriate CHS staff are entitled to immediate access to them. All Medical Records shall be maintained in accordance with the standards set out in the RFP and in compliance with the Regulations, and will be maintained on-site for three years. Thereafter, upon being indexed, bar-coded and boxed by the Contractor in boxes provided by the Corporation, such Medical Records will be transported by the Corporation to its off-site storage location. Upon any failure to comply with the requirements of this Section 5, the Contractor will shall be subject to liability to the Corporation in the sum of $1,000, as liquidated damages and not as a penalty, for each such occurrence. No such liability will accrue hereunder or under any relevant Performance Indicator if the Contractor's failure to comply, or its delay in compliance, is due solely to removal of a Medical Record from the custody of the Contractor by the Corporation or by DOC.

         5.1      MAINTENANCE OF MEDICAL RECORDS

         5.1.1 The Medical Records of an Inmate or an Infant shall be maintained at the Institution in which he or she is housed, and, upon discharge of an Inmate or departure of an Infant, where he or she was last housed. The Medical Records of a correctional officer or on-site civilian personnel treated hereunder shall be maintained in a location determined by CHS. There shall be a Master Patient Index maintained on a current and up-to-date basis, which shall be available to CHS upon request. To the extent that Medical Records are in electronic form, CHS employees shall have instant access to them at all times (including print capability) at each Institution. In addition, if Medical Records are in electronic form, CHS employees must be provided access at a minimum of eight (8) locations, both on and off Rikers Island, at sites to be determined by CHS.

         5.1.2 The Contractor shall ensure that Medical Records are complete, in order (as required by CHS policy), and contain all progress notes pertaining to the care of Inmates and Infants within twenty-four (24) hours of the care being provided, or sooner, if possible, in the event an Inmate is being transferred to another Institution. In addition, Medical Records will include complete reports of all ancillary services within twenty-four hours of their availability to the Contractor. The Contractor must make Medical Records available in time frames to be determined by CHS when requested for M&M reviews and preparation of responses to subpoenas, court orders and other authorized requests (including those of regulatory agencies). Unless otherwise directed by CHS, all requested Medical Records must be produced directly to CHS for further dissemination. Requested records must be provided to CHS in hard copy form within ten (10) business days of the request unless CHS requests that the records be provided on an expedited basis, in which case the Contractor shall make best efforts to provide them within the requested time frame.

         5.1.3 Contract Services Providers shall provide legible, clear, accurate documentation within each Medical Record of the care rendered. Such documentation shall be in compliance with the Regulations. The Contractor shall, on a quarterly basis and more often as necessary, notify all Contract Services Providers of their responsibilities to complete the Medical Record as indicated and within the required time frame.

         5.1.4 In the event the Corporation shall have notified the Contractor of any failure by a Contract Services Provider to complete Medical Records as required herein the Contractor shall notify such Contract Services Provider that unless the Medical Records at issue shall have been completed within three (3) working days following such warning, the Contractor shall not permit such Contract Services Provider to provide Contract Services until all Medical Records for which he or she is responsible have been completed. Upon any Contract Services Provider's ceasing to provide Contract Services as a result of his or her failure to comply with the provisions of this Section 5.1, the Contractor shall ensure that the Contract Services previously provided by such Contract Services Provider continue to be provided without additional cost to the Corporation.

         5.2      CONFIDENTIALITY OF MEDICAL RECORDS AND ACCESS

         Except as provided in the Regulations, all Inmate and Infant Medical Records shall be treated as confidential. CHS, and/or its designated agent, and personnel from regulatory agencies authorized to do so by CHS, shall have the right at any time, however, to inspect any Medical Records maintained by the Contractor belonging to CHS. Any subpoena or other request for Medical Records will be referred promptly to CHS for direction and CHS will respond expeditiously to such referrals.

         6.       EQUIPMENT

         6.1      MAINTENANCE. PREVENTIVE MAINTENANCE AND SANITATION

         The Contractor is responsible for maintenance and preventive maintenance of all equipment. Preventive maintenance of any item shall be at a level sufficient to enable the item to remain useful throughout its expected useful life. All maintenance contracts shall include language making them assignable to the Corporation upon termination of this Agreement. The Corporation shall reimburse the Contractor for the reasonable costs of such maintenance. Notwithstanding the provisions set forth below, the Corporation shall not be obligated to pay for any repair or replacement which the Corporation reasonably determines is required due to the Contractor's demonstrable failure to fulfill its responsibility for maintenance and preventive maintenance of the item requiring repair or replacement. In addition, the Contractor shall be responsible for the sanitation of all medical equipment and medical storage areas.

         6.2      OWNERSHIP AND PURCHASE OF EQUIPMENT

         6.2.1 The Corporation shall own all equipment, furnishings, supplies and fixtures at the Institutions, whether present at the commencement or purchased during the term of this Agreement, and shall reimburse the Contractor for the repair, replacement, purchase or lease of any such item, pursuant to Attachment B. The Corporation's written approval, which shall not be unreasonably withheld or delayed, is required for the repair, replacement, purchase or lease of any item costing $500 or more (in purchase price or in annual lease payment amounts). In the event a request to repair, replace, purchase or lease is not approved by the Corporation, and if in the opinion of the Medical Director, such repair, replacement, purchase or lease would not jeopardize patient care, then the Contractor may, at its own option and expense, proceed with such repair, replacement, purchase or lease.

         6.2.2 The Corporation may, within thirty (30) days of notification by the Contractor (or within a reasonable shorter time frame specifically requested by the Contractor in any instance), choose whether or not to pay for a repair, replacement, purchase or lease. Should it choose to pay, the Corporation may do so, at its option, by paving the vendor directly or by reimbursing the Contractor for its payments to the vendor, net of any discounts, credits, rebates or other price reductions applied by the vendor in connection therewith. All leases entered into by the Contractor for approved items that extend beyond the term of this Agreement shall have language making them assignable to the Corporation.

         6.3      SUBSTANDARD ITEMS

         6.3.1 The parties shall conduct an inventory prior to January 10, 2001, and compile a list of items deemed to be in substandard condition as of the date of such inventory and which will be repaired or replaced. The parties shall also include in such list the nature of the repairs or replacements that will be required. The Corporation shall have the final authority to determine the items on the list and the extent of any repairs or replacements.

         6.3.2 The Corporation shall be responsible to promptly effect and pay for repairs or replacements specified on such list.

         7.       [INTENTIONALLY LEFT BLANK]

         8.       WAREHOUSE; PROVISION OF SUPPLIES

         CHS maintains a warehouse in Queens for the provision of medical supplies, Pharmaceuticals and office supplies to facilities directly operated by CHS. The Contractor may, in case of emergency, order inventoried material from the CHS warehouse by completing designated forms and submitting them to the Warehouse Director. The Contractor will be billed and will pay the Corporation's cost.

         9.       SUPPLIES AND MEDICATION

         9.1      FORMS

         All forms used for medical, mental health, administrative, fiscal and operational purposes must be in a format approved by the Corporation, and must be provided by the Contractor at its cost.

         9.2      REVIEW OF EXISTING INVENTORY

         Before January 1,2001, the parties will review the existing inventory of medical, surgical and pharmaceutical supplies ("supplies") and of the equipment at each of the Institutions and will prepare a list of such supplies and their cost. Possession of such supplies and equipment will be transferred to the Contractor as of the commencement of this Agreement.

         9.3      INVENTORY

         The Contractor will maintain an inventory of all medications and supplies used at each of the Institutions so that in no event will any necessary medication or supplies ever be unavailable at any Institution. By January 1, 2001, the parties will agree upon appropriate par levels for such medication and supplies, including re-order points.

         9.4      PURCHASES

         9.4.1 Supplies (including all drugs and durable medical equipment) required for the provision of Contract Services shall be provided to the Contractor by the Corporation. In the event the Corporation is unable to provide necessary supplies, the Contractor shall purchase such supplies from other sources, upon prior notice to and consent by the Corporation, except in cases of emergency where no such consent will be necessary. The Corporation shall reimburse the Contractor for the cost of such purchases.

         9.4.2 The Contractor shall maintain separate records documenting the purchases of medical supplies and drugs; the bills received therefore, payments made and the proposed use of the item.

         9.4.3 The Contractor shall purchase all necessary administrative supplies, services and equipment to operate the program from within the Compensation paid pursuant to Section 14 hereof, provided, however, that no such purchase or requisition of administrative supplies, services or equipment (including all components thereof) by the Contractor at a cost which exceeds $500 shall be made without written approval from CHS, which shall not be unreasonably withheld or delayed. The Contractor shall maintain records adequately documenting all purchases, including the appropriate authorization given prior to making the actual purchase.

         9.4.4 Copies of all receipts, purchase orders and requisitions must be kept at the Institution originating the requisition or at the Contractor's Central Rikers Island Administrative Office.

         9.4.5 The Contractor shall establish an inventory control system satisfactory to the DOC Commissioner on or before January 31, 2001, and shall provide CHS with inventory reports at such times and in such forms, as it shall reasonably require.

         9.5      DOCUMENTATION OF RECEIPT OF MEDICATION

         The Contractor will document, in the manner prescribed by CHS, the receipt of each medication into the Institutions.

         9.6      DOCUMENTATION OF DISPOSITION OF MEDICATION

         The Contractor will document, in the manner prescribed by CHS, each disposition of all medication.

         9.7      MEDICATION DISTRIBUTION PLANS

         Medication distribution plans for Inmate pill-lines will be developed in cooperation with DOC Facility management. The Contractor may not implement a new or different medication procedure or distribute medication at a different location without the prior written approval of DOC and the Chief Executive.

         9.8      SUPPLYING BOROUGH HOUSES

         If CHS has an emergency need for medical, surgical and/or pharmaceutical supplies, it may, at its option, requisition such supplies from the Contractor. The Contractor shall deliver to CHS any supplies requisitioned by CHS. To the extent the Contractor purchases such supplies, the Corporation shall reimburse the Contractor for such cost. Notwithstanding the foregoing, the Contractor shall have no obligation pursuant to this Section 9.8 if any such purchase and delivery would result in a failure by the Contractor to comply with the provisions of Section 9.3 hereof.

         9.9      FAILURE TO COMPLY

         Upon any failure of the Contractor to comply with the requirements of subsections 9.1,9.3,9.4.2,9.4.5 or 9.6, the Contractor shall be subject to liability to the Corporation in the sum of $1,000, as liquidated damages and not as a penalty, for each such occurrence.

         10.      HOSPITAL SERVICES

         10.1     TRANSFER OR REFERRAL OF INMATES

         10.1.1 An Inmate will be transferred for inpatient admission or referred for outpatient specialty services (including ambulatory surgery) or Emergency Services to a Hospital only in the event the Contractor cannot provide a Medically Necessary service at the Institutions. Such transfers and referrals will be made to Participating Hospitals unless the required services are not available at a Participating Hospital, or emergency circumstances dictate otherwise. In the event the required services are available at another Corporation Hospital, the transfer or referral will be made to the Corporation Hospital where the required services are available. An Inmate may be transferred or referred to a Hospital not operated by the Corporation only when required services are not available at any Corporation Hospital, or in an emergency. Transportation to and from a Hospital will be effected by DOC or EMS, as appropriate, and not by the Contractor. The Contractor will bear no responsibility for the costs of such transportation, the timeliness of the response by DOC or EMS to a call for service, or the care that EMS provides or fails to provide.

         10.1.2 Each Inmate transferred or referred for a Hospital service will be accompanied by relevant medical information in summary form. All necessary pre-admission or pre-visit tests and work-ups that can be completed will have been completed by the Contractor. The Contractor will provide to the Hospital relevant information on treatment procedures and diagnostic tests performed prior to admission or referral, as well as any other relevant data. Upon any failure of the Contractor to comply with the provisions of this subsection 10.1.2, the Contractor shall be subject to liability to the Corporation in the sum of $1,000, as liquidated damages and not as a penalty, for each such occurrence.

         10.2     TRANSFER TO COLER-GOLDWATER MEMORIAL HOSPITAL

         The Contractor shall, upon the written approval of the Chief Executive or his or her designee, transfer to Coler-Goldwater Memorial Hospital any Inmate requiring long-term care if a bed is available in its secure unit which currently has six (6) beds.

         10.3     OUTPATIENT SPECIALTY SERVICES

         The Contractor will make appointments at the Participating Hospitals for outpatient specialty services (including ambulatory surgery) that are not available at the Institutions. The Participating Hospitals will maintain weekly appointment hours and will maintain emergency and on-call services at all times.

         11.      MODIFICATION OF SERVICES

         At any time during the term of this Agreement, the Corporation shall have the unilateral right to terminate or decrease the scope of any of the Contract Services. The Corporation also shall have the unilateral right to add, increase the scope of, or reconfigure a service (including providing a service at a different location within the Institutions). Until notified by the Corporation of its election to do so, the Contractor shall not be responsible for (i) the provision of Contract Services at the Vernon C. Bain Center ("VCBC"), at the James A. Thomas Center ("JATC") or services other than CDU at the West Facility ("West"); or (ii) the provision of an Electronic Medical Records system pursuant to Section 3.1.11.

         11.1     ADDITION OF SERVICES

         In the event the Corporation elects to add or include services to be provided by the Contractor pursuant to this Section 11.1, such services will be provided upon thirty (30) days of notification of such election by the Corporation (notwithstanding the sixty (60) day period to fill a vacancy pursuant to Section 3.2.3(b)). Should the Contractor fail to provide Contract Services at VCBC, JATC or West, or additional or expanded Contract

Services pursuant to Section 11.1 within thirty (30) days of notification of the Corporation's election (except for the Electronic Medical Records system which shall be provided in accordance with the time schedule established pursuant to
Section 3.1.11), the Contractor will be subject to liability to the Corporation
(i) as liquidated damages and not as a penalty, in the amount of $1,000 per day for each unfilled position necessary to provide such Contract Services until such time as the Corporation makes provision for such Contract Services through alternate arrangements and (ii) for its actual damages (including any additional costs and expense incurred) resulting from such failure from the time such alternate arrangements are made, which the Corporation may deduct from the next one or more Semi-Monthly Payments.

         11.1.1 Should the Corporation elect to add services not encompassed by Contract Services specified in Section 3.1, it may also, within its sole discretion, elect to require the Contractor to provide such services and the Contractor shall do so. The Corporation may also, within its sole discretion, and without liability to the Contractor therefor, elect to contract with another party, without limitation by the Contractor with respect to the Corporation's choice of such party, to provide such additional services.

         11.1.2 (a) Should the Corporation elect to include within Contract Services those services at VCBC, JATC and/or West, as described in the RFP, and in the Response, (i) the Mandated Staffing for such services and approved salaries shall be those set forth in Attachments A-l, A-2, A-3, A-4 and/or A-5; and (ii) Compensation Due shall be increased pursuant to the provisions of Attachment B.

                  (b) Should the Corporation elect to include Contract Services at VCBC which will encompass Mental Health services for approximately 400 beds, (i) Mandated Staffing and approved salaries for VCBC, and any necessary modifications in Mandated Staffing for other Institutions, shall be as set forth in Attachment A-l, A-2, A-3, A-4 and/or A-5; and (ii) Compensation Due shall be increased pursuant to the provisions of Attachment B.

                  (c) Should the Corporation elect to include within Contract Services the provision and maintenance of the Electronic Medical Records system pursuant to Section 3.1.11, Compensation Due shall be increased pursuant to the provisions of Attachment B.

         11.1.3 Should the Corporation elect to include within Contract Services (i) any other services pursuant to Section 11.1.1; (ii) services at VCBC differently configured than as described in Section 11.1.2; or (iii) discharge planning services, described hi Section 3.1.4(viii), expanded beyond the scope of such services provided at the commencement of this Agreement, then the parties shall negotiate in good faith with respect to appropriate and reasonable increases in Mandated Staffing and Compensation Due. If the parties fail to reach agreement, the Corporation shall make such determinations, which the Contractor shall implement but may challenge in Dispute Resolution pursuant to Section 16 as inappropriate and unreasonable.

         11.2     TERMINATION OR DECREASE OF SERVICES

         11.2.1 The Corporation will notify the Contractor of any decision it may make, within its sole discretion, to terminate or decrease the scope of any Contract Services. Any such notification will be given at least thirty (30) days before the effective date of such termination or decrease. In the event that any such termination or decrease is effected by the Corporation as a result of the Contractor's material breach in its performance of the Contract Services so terminated or decreased, then the Corporation shall have the absolute right to
(i) contract with another party, without limitation by the Contractor on its choice of such party, to provide the Contract Services so terminated or decreased, and (ii) reduce the next one or more Semi-Monthly Payments by the amount of the Corporation's actual damages resulting from such material breach. The Contractor agrees that in such event, its remedies for any wrongful termination or decrease shall be limited to a claim for monetary damages (for any profits lost by virtue of a wrongful termination or decrease) and shall exclude any claim for equitable relief.

         11.2.2 In the event of such termination or decrease of Contract Services, the parties shall negotiate in good faith with respect to appropriate and reasonable decreases in Mandated Staffing and Compensation Due. If the parties fail to reach agreement, the Corporation shall make such determinations, which the Contractor shall implement but may challenge in Dispute Resolution pursuant to Section 16 as inappropriate and unreasonable.

         11.3     RECONFIGURATION OF SERVICES AND SPECIAL CIRCUMSTANCES

         11.3.1 In the event of any significant and sustained changes in (i) treatment or community care standards (including, but not limited to, approval of new drug classes, new diagnostic tests or new surgical procedures); (ii) the Regulations affecting the scope and delivery of Contract Services; or (iii) the locations at which Contract Services are provided (excluding the closing of an Institution by DOC pursuant to Section 3.2.2 or the inclusion of services at VCBC, JATC and/or West pursuant to Section 11.1.2), which changes are likely to have material impact on required staffing or the Contractor's costs, the parties shall negotiate in good faith with respect to appropriate and reasonable modifications in Mandated Staffing and Compensation Due. If the parties fail to reach agreement, the Corporation shall make such determinations, which the Contractor may challenge in Dispute Resolution pursuant to Section 16 as inappropriate and unreasonable.

         11.3.2 Any variations in the ADC are governed by Section 3.2 and shall not constitute a Modification of Services contemplated by this Section 11.

         12.      PERFORMANCE INDICATORS & MONITORING

         The Contractor shall ensure the professional, timely and cooperative response of Contract Services Providers to all requests of the Corporation for information or assistance regarding any aspects of Performance Indicator reporting, performance monitoring and general oversight. The Contractor will provide to the Corporation an immediate response with regard to all available information upon request therefor, unless a longer period for compliance with a particular request is set out in this Section 12.

         12.1     DEFINITION AND PURPOSE

         The Contractor agrees to meet and to document threshold levels of the Performance Indicators. The Performance Indicators, benchmarks, and time frames for compliance and the schedule for reporting and evaluation are set out in Attachment C annexed hereto and incorporated herein.

         12.2     FAILURE TO COMPLY

         Any failure by the Contractor to meet prescribed thresholds of a Performance Indicator will result in the payment by the Contractor, as liquidated damages and not as a penalty, of the amounts set out in Attachment C. Such payment shall not diminish the Contractor's obligation to provide necessary Contract Services as required by this Agreement. If the Contractor fails to meet the prescribed thresholds of any Performance Indicators due to factors outside the Contractor's control, the Contractor shall have no obligation with respect to that same Performance Indicator to the extent that its failure is due to such factors. Furthermore, the amount of liquidated damages, if any, will be reduced by an amount proportionate to the extent that the Contractor's failure is due to such factors. To the extent the liquidated damages that may be owed by the Contractor to the Corporation pursuant to this Section 12.2 overlap or conflict with liquidated damages that may be owed by the Contractor pursuant to any other Section of this Agreement, this Section 12.2 shall prevail.

         12.3     CORPORATION PERFORMANCE MONITORING

         The Corporation shall monitor and evaluate the performance of the Contractor under this Agreement at such times in such manner as the Corporation deems appropriate. Such monitoring may include, but is not limited to, regular reviews of Performance Indicator threshold compliance.

         12.4     PERFORMANCE MONITORING STAFF

         The Contractor will establish and maintain a staff sufficient to monitor and report its own performance with regard to these Performance Indicators. This staff will be supervised by a senior manager who will also act as liaison between the Contractor and the Corporation with regard to all Performance Indicators and other performance monitoring efforts. This manager will be responsible for the coordination and transmission of, or ensuring access to, all reports and related correspondence, patient charts, facility logs, data and other primary sources of information required by the Corporation for its own monitoring efforts. These materials shall be provided to the Corporation, or access ensured, within twenty-four (24) hours of the making of the request. This manager will also coordinate the scheduling of any meetings or appointments required of CHS staff regarding Performance Indicators or other performance monitoring efforts.

         12.5     PERFORMANCE INDICATOR REPORTING

         12.5.1 The Contractor shall report the results of its monitoring with regard to the Performance Indicators to the Corporation no later than thirty
(30) calendar days after the close of the reporting period for which it is compiled. The Corporation may, in order to monitor compliance with specific Performance Indicator thresholds, request reports on a more frequent or otherwise different schedule.

         12.5.2 The Contractor shall employ methodologies that conform to those set out in Attachment C hereto, and shall provide all back-up materials used to support the qualitative and quantitative conclusions reported. These materials should include, but not be limited to, memoranda, internal reports, detailed statistical analysis and spreadsheets, and (where appropriate) the total number of Inmate charts reviewed and listings of those charts including, among other things, Inmate names, and book and case numbers, and Institutional location. To the extent possible, data shall be submitted electronically (on diskette and/or on a shared drive) as well as on paper. To the extent possible, paper submissions shall be typed rather than hand written.

         12.5.3 For all Performance Indicators for which the required benchmark is not met, the Contractor will provide a corrective action plan, approved by the Corporation, with a time frame for implementation, that provides a detailed explanation of the failure if one is known and the Contractor's approach and schedule for improving the performance in subsequent reporting periods. Corrective action plans shall be submitted to the Corporation along with all other Performance Indicator reports and related materials for the reporting period in which the benchmark was not met. The Performance Indicator report submission for the following reporting period will include a report on the results, if any, of the implementation of the corrective action plan.

         12.6     PERFORMANCE MONITORING OVERSIGHT MEETINGS

         The Contractor will supply sufficient staff at the appropriate levels and disciplines to meet routinely with Corporation staff to review the results of the periodic Performance Indicator reporting as well as any other on-going monitoring issues or projects. These meetings shall be scheduled to coincide with the conclusion of a reporting period and submission of the corresponding response, or as otherwise deemed necessary and appropriate by the Corporation.

         13.      COMPLIANCE WITH REGULATIONS AND STANDARDS

         13.1     REQUIRED COMPLIANCE

         The Contractor will meet the requirements of all applicable Regulations in the performance of its obligations hereunder.

         13.2     FAILURE TO COMPLY

         The Contractor will reimburse the Corporation for any failure to meet applicable Regulations, to the extent attributable to the Contractor's actions or failures to act, that results in a financial penalty to the Corporation or to the City (in which case the Corporation shall transmit the amount reimbursed directly to the City). At its option, the Corporation may reduce the next succeeding Semi-Monthly Payment to the Contractor by the amount of any such penalty.

         13.3     OBLIGATION TO CURE

         Regardless of whether a penalty is imposed by a regulatory body, the Contractor must cure any failure to meet applicable Regulations by:

         (a)      drafting a corrective action plan;

         (b) curing such failure(s) within the time frame(s) specified in the corrective action plan, but in no event, except as provided for in (c) below, more than five (5) days after written notice from the Corporation; and

         (c) for those failures that are of a nature that are not possible to cure within five (5) days, commencing efforts to cure within five (5) days of written notice from the Corporation and vigorously pursuing such efforts.

         13.4     CONSEQUENCE OF FAILURE TO CURE

         If the Contractor fails to cure any such failure within five (5) days of written notice from the Corporation or, in the event it is not possible to cure within five (5) days, does not commence efforts to cure any such failure within such time, then the Corporation will withhold ten percent (10%) of each succeeding Semi-Monthly Payment amount for the period beginning five (5) days after written notice to the Contractor by the Corporation and ending when such failure is cured or when actions have been commenced to cure. Any such retention of funds will be subject to the Expedited Dispute Resolution Procedure set out in Section 18 hereof.

         14.      COMPENSATION FOR CONTRACT SERVICES

         The Compensation Due for Contract Services shall be calculated and paid by the Corporation to the Contractor in accordance with the provisions of Attachment B hereto.

         15.      BILLING - THE FEE STATEMENT

         15.1     Projected Expenses

         On or before the sixtieth (60th) day of each quarterly Payment Period during the term of this Agreement, the Contractor shall provide to the Corporation the projected Compensation Due (as calculated pursuant to Attachment
B) for such period based upon actual expenditures through the forty-fifth (45th) day of such Payment Period. On or before December 15 of each year during the term of this Agreement (with the exception of the final year of such term), the Contractor shall provide to the Corporation an estimate of its expenditures for Contract Services during the succeeding calendar year, separately stated for each Facility within the Personal Services Payment Component and for each OTPS Sub-Component, as identified in Attachment B.

         15.2     Fee Statement

         On or before the forty-fifth (45th)day following the end of each quarterly Payment Period during the term of this Agreement, the Contractor will submit a Fee Statement identifying the Contractor's expenditures for Contract Services provided in such Payment Period, and the difference between the Compensation Due to the Contractor for its provision of such Contract Services and the amounts received by the Contractor as advance payments therefor, as set forth in Attachment B. The Fee Statement will be in a format approved by the Corporation and will contain any other reports and information the Corporation may require to verify such Compensation Due.

         15.3     Erroneous or Incomplete Fee Statements

         If the Corporation determines that any Fee Statement contains erroneous or insufficient information, the Corporation will notify the contractor of such determination within thirty (30) days of receipt of the erroneous or incomplete Fee Statement. The Contractor will then within thirty (30) days of any such notification correct or supplement the information in the Fee Statement in a manner acceptable to the Corporation.

         16.      DISPUTE RESOLUTION PROCEDURE

         This Agreement imposes on both parties a duty to negotiate in good faith all matters relating to this Agreement and the performance of this Agreement. During the term of this Agreement, except as otherwise expressly provided herein, any dispute concerning this Agreement with the exception of a dispute arising from the Corporation's retention of funds, pursuant to Section 17 hereof shall be referred for action by either party to the Senior Vice President designated by the Corporation (the party referring such action hereinafter referred to as the "Referring Party" and the other party hereinafter referred to as the "Non-Referring Party"), whereupon said Senior Vice President shall promptly give notice to the Non-Referring Party of such referral for action (the "Referral Notice"). The parties must agree upon a written statement of facts and issues to be presented to the Senior Vice President within five (5) days of the Non-Referring Parry's receipt of the Referral Notice. The decision of the Senior Vice President shall be rendered within fifteen (15) days of the Non-Referring Party's receipt of the Referral Notice and shall be delivered in writing to the Referring Party and the Non-Referring Party. This decision shall be final and conclusive, unless the President of the Contractor Submits a written appeal to the President of the Corporation within fifteen (15) days of its receipt of the decision.

         The President of the Contractor shall be afforded the opportunity to resolve the dispute or controversy arising under, out of or in connection with this Agreement with the President of the Corporation. If the President of the Contractor and the President of the Corporation cannot agree on a determination within thirty (30) days, such dispute may be resolved in any way mutually agreeable to the parties including, but not limited to, arbitration, mediation or an independent committee.

         The parties shall pay their own costs and expenses payable in connection with any dispute resolved under this Section 16, except as shall be otherwise determined by an arbitrator, mediator, committee or court of competent jurisdiction. The time limitation specified above may be extended upon mutual written agreement.

         Any dispute involving the performance of this Agreement not resolved by mutual agreement or, if subject to the dispute resolution mechanism set forth above, may be judicially adjudicated as set forth below. (Those disputes subject to, and resolved in accordance with, the Expedited Dispute Resolution Procedure set out in Section 18 below, however, are not subject to judicial adjudication.) As a condition precedent to such judicial adjudication, the party that desires to initiate such action shall first notify the other, in writing, at least thirty (30) days prior to the initiation of such action, certifying the nature and particulars of its claim, including damages claimed, if any, the method of computation and the remedies sought. Upon receipt of such notice, the responding party shall meet with the initiating party during such thirty (30) day period in an effort to resolve the dispute amicably.

         Pending final determination of any dispute under the provisions of this
Section 16 or Section 18 hereof, the parties shall continue diligently to carry out the provisions of this Agreement, including the performance of Contract Services that may be in dispute. If either party willfully fails to fulfill its obligations pending dispute resolution, and it is determined pursuant to the provisions of this Section 16 that such failure constituted a breach of such party's obligations hereunder, that party shall be responsible for any additional costs incurred by the other party as a result of such failure.

         The provisions of this Section 16 (except for the requirement with respect to the continuing obligation to perform Contract Services) shall not apply to disputes concerning the retention of funds by the Corporation pursuant to Sections 13 or 17 hereof. Any such dispute shall be subject to the Expedited Dispute Resolution procedure set out in Section 18 hereof. In addition, neither the provisions of this Section 16 nor the provisions of Sections 18 hereof will apply to (i) the termination and/or removal of Contract Services Providers; or
(ii) indemnification in accordance with Section 25 hereof.

         17.      RETENTION OF PAYMENT

         In addition to its right to retain any Semi-Monthly Payment expressly provided elsewhere in this Agreement, the Corporation shall have the right to retain payment to the Contractor from one or more of the Semi-Monthly Payments due pursuant to this Agreement, without any resulting reductions in Contract Services, if the Corporation reasonably determines in good faith (on the basis of an investigation or audit conducted by itself, its designee or a government agency, or otherwise) that the Contractor has received payment for Contract Services based on inappropriate billing of the Corporation by the Contractor.

         Before exercising its right to retain funds pursuant to this Section 17 or pursuant to Section 13 hereof, the Corporation shall give notice to the Contractor of its intention to retain funds. Such notice shall advise the Contractor of the amount of funds to be retained, the justification for the retention of funds, and the schedule for implementing the retention of funds (the "Intent to Retain Notice"). Issuance of the Intent to Retain Notice shall immediately commence the Expedited Dispute Resolution Procedure set out in
Section 18 hereof.

         18.      EXPEDITED DISPUTE RESOLUTION PROCEDURE

         Within five (5) business days of receipt by the Contractor of the Intent to Retain Notice, the President of the Contractor shall be afforded an opportunity to resolve the dispute or controversy that provides the basis for the retention, including the amount of the proposed retention, with the President of the Corporation. At such meeting, or in place of, or in addition to such meeting, the Contractor may, at its option, present documentary evidence or argument in support of its position. On the basis of such meeting or evidence, or on any other reasonable basis, the President of the Corporation may elect to forego retention of funds in whole or in part.

         Within fifteen (15) business days of receipt by the Contractor of the Intent to Retain Notice, the Contractor shall cure the deficiencies set forth in the Intent to Retain Notice or otherwise explain the issues to the Corporation's satisfaction and submit a Plan of Correction including a plan for returning any money due to the Corporation. If the Plan of Correction is not satisfactory to the Corporation, then the Corporation may give notice of its decision to retain funds, the amount of funds to be retained, the justification for the retention of funds, and the schedule for implementation for the retention of funds, ("Retention Notice") and may immediately retain funds from one or more of the Semi-Monthly Payments due pursuant to this Agreement, without any resulting reductions in Contract Services.

         Money retained by the Corporation pursuant to this provision shall be placed in a reserve account pending the resolution of the matter(s) at issue. The Corporation shall determine the amount of funds to be retained limited to the amount at issue, or to an estimate arrived at in accordance with generally accepted accounting standards, or if such standards cannot be appropriately applied, then in relation to the severity and magnitude of the matter in controversy. The total amount of money which shall be held in reserve shall be obtained from deductions from one or more Semi-Monthly Payments made to the Contractor. The Corporation shall endeavor to set the amount it reasonably believes will allow the Contractor to continue to perform its obligations under the Agreement. In no event shall the Corporation retain more than twenty percent (20%) of any Semi-Monthly Payment amount.

         If the President of the Corporation and the President of the Contractor cannot agree on a resolution of the dispute within thirty (30) days of receipt by the Contractor of the Retention Notice, the dispute may be resolved in any way mutually agreeable to the parties or, in the absence of agreement, by pursuit of legal remedies.

         If it is ultimately determined that the Corporation's retention of the funds was unreasonable, the Corporation shall return the funds with interest for the period of retention at the average Prime Rate published in The Wall Street Journal during the period of retention. In such event, the Corporation shall also pay to the Contractor the costs and expenses incurred by it in the Expedited Dispute Resolution Procedure, exclusive of attorney's fees.

         Except as provided above, the parties shall pay all of their own costs and expenses in connection with the Expedited Dispute Resolution Procedure.

         The time limits specified may be extended upon mutual written agreement.

         19. PERSONNEL, TIME-KEEPING, EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION

         19.1     GENERAL RESPONSIBILITY

         19.1.1 Subject to the general supervision of the Chief Executive and the provisions of this Agreement, the supervision and direction of the Contract Services Providers at the Institutions shall be the responsibility of the Contractor.

         19.1.2 The Contractor shall comply, and shall direct all persons employed by it to comply, with all applicable Regulations in the rendering of Contract Services hereunder and to fulfill all applicable responsibilities under this Agreement. In the event the Chief Executive reasonably determines that there has been a failure by any Contract Services Provider to comply with the Regulations or to fulfill such responsibilities, the Chief Executive shall inform the Contractor of such determination. Within five (5) days thereafter, the Contractor will establish and implement an appropriate plan acceptable to the Chief Executive for correcting such failure. In the event that such failure is not promptly resolved to the reasonable satisfaction of the Chief Executive, the Chief Executive may request the immediate removal of the Contract Services Provider and the Contractor will immediately comply with such request. Notwithstanding the foregoing, if the continued assignment of a Contract Services Provider at an Institution shall be considered by the Chief Executive or by the Commissioner of Correction to jeopardize patient care or security concerns, or otherwise not to be in the best interest of the City, or of the Corporation, the Chief Executive may direct in writing that the Contractor remove such person from the Institutions. The Contractor shall comply immediately with such direction. This subsection 19.1.2 is not subject to the Dispute Resolution Procedures set forth in Sections 16 or 18 hereof.

         19.1.3 The Contractor shall inform the Contract Services Providers of the obligation on their part to comply with the provisions of the CHS Security Guidelines throughout the term of this Agreement. Any breach of the Security Guidelines by a Contract Services Provider may result in action taken by the Corporation pursuant to Section 19.1.2 of this Agreement.

         19.2     CORPORATION EMPLOYEES

         19.2.1   Except in emergency situations, not to exceed a twenty-four
(24) hour period, a Corporation employee at any of the Institutions and Borough Houses shall not be permitted additional employment by the Contractor to provide Contract Services without the prior written approval of the Chief Executive, and only provided such additional employment or approved dual employment arrangement does not conflict with such Corporation employee's regularly prescribed duties. Such approval shall be given only after written application by the Contractor shall have been delivered to the Chief Executive describing the assigned work schedule of the applicable Corporation employee(s). In the event that the Chief Executive approves the additional employment of a Corporation employee by the Contractor, the Time Records with respect to such Corporation employees shall be clearly noted to reflect that such employment is in addition to the prescribed work hours for Corporation pay. The Contractor shall pay applicable rates for Corporation employees covered by the federal Fair Labor Standards Act. Personnel of the Corporation who are classified in either the Managerial or Executive Pay Plans of the Corporation and who have responsibility for administering this Agreement shall not be paid by, or on behalf of, the Contractor for services rendered to the Contractor.

         19.2.2 The Contractor shall make available to employees of DOC and the Corporation including, but not limited to, professional and non-professional staff working for CHS, continuing medical education programs and other in-service training programs offered to the Contract Services Providers. Such employees of the Corporation shall be permitted to attend such programs on a space-available basis and with the approval of the Corporation or DOC, whichever is applicable.

         19.3     TIME-KEEPING, RECORDS AND NOTICES

         19.3.1 The parties recognize that the maintenance of accurate Time Records is essential to ensure accountability and, therefore, the Contractor shall direct all Contract Services Providers to keep accurate and complete records of their time spent in the performance of Contract Services in accordance with this Section 19.3. The Contractor shall maintain internal procedures to establish the reliability of such Time Records, including, but not limited to, periodic reports verifying the accuracy of the information provided through the Time Records.

         19.3.2 Time Records shall be certified as accurate by the Program Medical Director or the Program Mental Health Director, as appropriate. Such certified Time Records shall be available for audit by the Corporation and must be provided to the Corporation on a monthly basis.

         19.4     CLOSING OF AN INSTITUTION AND SEVERANCE OBLIGATIONS

         In the event DOC closes an Institution, or a Facility at an Institution where Contract Services are rendered, the Contractor, shall upon such closing,
(i) terminate the services of per diem and sessional Contract Services Providers assigned to such Institution or Facility and (ii) reassign and redeploy full-time Contract Services Providers to fill vacancies and/or replace per diem and sessional Contract Services .Providers at other Institutions. To the extent that such Providers cannot be reassigned and are terminated by the Contractor, the Corporation will reimburse the Contractor for its severance costs paid pursuant to collective bargaining agreements applicable to such Providers, provided (i) the Corporation shall have no liability for severance costs which accrued on or before December 31,2000; (ii) a Provider's seniority for purposes of determining entitlement to severance shall be measured from the later of January 1,2001 or the date of employment by the Contractor, and (iii) the Corporation will not be bound by any severance rights provided in any subsequent collective bargaining agreement that may be greater than was provided in such agreements in effect on November 1,2000. In no event shall the Corporation have any obligation to reimburse the Contractor for any of its accrued vacation, sick leave or unemployment insurance obligations to Contract Services Providers.

         19.5     PROHIBITION AGAINST FEES

         Contract Services Providers shall not charge any fee for Contract Services rendered to an Inmate, an Infant, a correctional officer or civilian personnel on-site at the Institutions. As a condition precedent of employment, the Contractor shall require that each Contract Services Provider, as appropriate, complete an assignment of fee form, as the case may be, for Contract Services rendered to Inmates, Infants, correctional officers and on-site civilian personnel. In addition, each such Provider shall be required by the Contractor to execute all other documents reasonably necessary to enable the Corporation to bill and obtain payment for any reimbursable cost. In no event shall any Contract Services Provider solicit payments for purposes of personal gain.

         19.6     NON-DISCRIMINATION: EQUAL EMPLOYMENT

         This Agreement is subject to the requirements of the Mayor's Executive Order No. 50 (April 25,1980) ("E.O. 50"), as amended, and the rules and regulations promulgated thereunder. No contract shall be awarded unless and until these requirements have been complied with in their entirety. By signing this Agreement, the Contractor agrees that with respect to Contract Services Providers, it:

         (a) shall not unlawfully discriminate against any Contract Services Provider or applicant for employment because of race, creed, color, national origin, sex, age, handicap, marital status, sexual orientation or affectional preference with respect to all employment decisions, including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;

         (b) shall not discriminate in the selection of subcontractors on the basis of the owner's, partners' or shareholders' race, color, creed, national origin, sex, age, handicap, marital status, sexual orientation or affectional preference;

         (c) shall state in all solicitations or advertisements for Contract Services Providers placed by or on behalf of the Contractor that all qualified applicants will receive consideration for employment without regard to race, creed, color, national origin, sex, age, handicap, marital status, sexual orientation or affectional preference or that it is an equal employment opportunity employer;

         (d) shall send to each labor organization or representative or workers with which it has a collective-bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E.O. 50 and the rules and regulations promulgated thereunder;

         (e) shall furnish before the Contract is awarded all information and reports, including an Employment Report, which are required by E.O. 50, the rules and regulations promulgated thereunder and the Regulations, as applicable, concerning equal employment opportunity; and

         (f) shall permit the Corporation reasonable access to all relevant books, records and accounts for the purposes of investigation to ascertain compliance with such rules, regulations and orders.

         The Contractor understands that in the event of its substantial noncompliance with the nondiscrimination clauses of this Agreement or with any of the rules, regulations or orders of the Corporation (which refer to equal employment opportunity or nondiscrimination), or of E.O. 50, such noncompliance shall constitute a material breach of this Agreement and noncompliance with E.O. 50 and the rules and regulations promulgated thereunder. Any provision of this section which becomes a matter of dispute between the parties shall be resolved in a manner consistent with the relevant procedures of E.O. 50, except that for purposes of this Agreement the Corporation shall assume the authority and responsibilities delegated to the New York City Bureau of Labor Services, including the authority to direct the imposition of any or all of the following sanctions:

         (i)      disapproval of the Contractor;

         (ii)     suspension or termination of the contract;

         (iii)    declaration of default on the part of the Contractor, or

         (iv) in lieu of any of the foregoing sanctions, the Corporation may impose an employment program.

         The Corporation may convene a board of responsibility for purposes of declaring a contractor who has repeatedly failed to comply with E.O. 50 and the rules and regulations promulgated thereunder (or those promulgated by the Corporation) to be non-responsible.

         The Contractor agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $50,000, using funds provided hereunder, to which it becomes a party unless exempted by E.O. 50 and the rules and regulations promulgated thereunder, so that such provisions shall be binding upon each subcontractor OF Contractor. The Contractor shall take such action with respect to any subcontractor or vendor as may be directed by the Corporation as a means of enforcing Such provisions including sanctions for noncompliance.

         The Contractor further agrees that it shall refrain from entering into any contract or contract modification subject to E.O. 50, and the rules and regulations promulgated thereunder, with a subcontractor who is not in compliance with the requirements of E.O. 50 and the rules and regulations promulgated thereunder.

         20.      [INTENTIONALLY LEFT BLANK.]

         21.      BOOKS AND RECORDS

         The Contractor shall maintain separate and accurate books and records relating to this Agreement in an orderly and accessible manner for audit and review, upon twenty-four (24) hours' notice, during normal business hours at the Institutions or any other suitable location agreed to by the Corporation. All such books and records shall be maintained by the Contractor separately from any other books and records it maintains in connection with its other activities and those of its parent entity and its affiliates, and in accordance with applicable Regulations, and in accordance with the accounting procedures and practices that sufficiently and properly reflect: (i) all direct and indirect costs of any nature expended in the performance of this Agreement; and (ii) Total Compensation received by the Contractor pursuant to Section 14 hereof. The Corporation may make reasonable requests for additional information to be reflected in the books and records for each of the forthcoming Fiscal Years during the term of the Agreement and shall set forth its requirements thirty
(30) days before the beginning of each such Fiscal Year. All such books, records and supporting records shall be retained by the Contractor for a period of seven
(7) years from the creation thereof, the termination of this Agreement, or the Corporation's Final Audit pursuant to Section 22.4 hereof, whichever comes latest, or for any longer period that may be required by law.

         22.      ANNUAL AUDITS

         22.1     SCOPE OF THE AUDIT

         The Contractor will engage the services of a certified public accounting firm at the Contractor's sole expense to perform an annual audit in accordance with generally accepted auditing standards for each Fiscal Year during the term of the Agreement, or in the event the term of this Agreement commences after the beginning off Fiscal Year or terminates before the end of a Fiscal Year, for any portion of a Fiscal Year during which this Agreement is in effect. Such annual audit shall be separate from any audit of other activities of the Contractor, its parent entity and its affiliates.

         The certified public accounting firm shall conduct an audit based on generally accepted auditing standards of the books of account and other records of the Contractor that detail the financial operation of the Contractor pursuant to the terms of this Agreement during the Fiscal Year (or any portion of a Fiscal Year). The Annual Audit Report, which shall include an opinion by the certified public accounting firm, rendered in accordance with generally accepted accounting principles, shall include an examination of the reports with respect to Total Compensation paid to the Contractor pursuant to the terms of Section 14 hereof. The audit will also include separate audit testing and an Attestation Statement that the Fee Statements presented by the Contractor for payment during each audit period are presented fairly, accurately, and free of material misstatement. Furthermore, the Annual Audit Report shall cover an evaluation of the Contractor's internal controls and any other matter that the Corporation shall reasonably request. Any such request shall be made in writing to the Contractor not less than sixty (60) days prior to the end of either the Fiscal Year or the date of termination of this Agreement.

         22.2     DUE DATE OF THE AUDIT

         The Contractor's Annual Audit Report must be submitted within sixty
(60) days of the end of each Fiscal Year during the term of the Agreement, or the termination of this Agreement if that date is earlier. The Contractor shall be responsible for all costs incurred in connection with the Annual Audit Report, including the fees of the certified public accounting firm of the Contractor. In the event that the Corporation grants to the Contractor any extension of time in which to furnish the Annual Audit Report, such extension shall not exceed thirty (30) days from the date the Annual Audit Report is due. Upon any failure of the Contractor to provide the Annual Audit Report by the date it is due or by the end of any period of extension granted, the Contractor shall pay to the Corporation, as liquidated damages and not as a penalty, the sum of $1,000 for each business day the Annual Audit Report remains unsubmitted.

         22.3     CONTRACTOR'S FAILURE TO SUBMIT ANNUAL AUDIT REPORT

         In the event that the Contractor fails to furnish the Annual Audit Report in a timely manner as required by Section 22.2 hereof, then the Corporation shall have the right immediately to conduct its own audit of the books of account and the records of the Contractor in order to prepare the Annual Audit Report. The Contractor shall immediately make all its books of account and records available to the Corporation or to its representatives and shall bear all the expenses of the audit incurred by the Corporation. Such expenses may be withheld from the next Semi-Monthly Payment due the Contractor.

         22.4     CORPORATION'S FINAL AUDIT

         The Corporation shall have the option to conduct a Final Audit of the Contractor and, if it elects to do so, shall use its best efforts to complete such Final Audit within one year and three months from the date of its receipt of the Contractor's Annual Audit Report. After the Corporation's auditors complete their review, an exit conference with said auditors will be held to allow the Contractor the opportunity to discuss any questioned amounts and/or internal control issues, and to provide any additional supporting documentation. All questions of fact are to be resolved at this conference, or by the submission of the additional documentation.

         23.      INSPECTION OF BOOKS AND RECORDS

         CHS staff, other representatives of the Corporation, accounting firms retained by the Corporation, and appropriate City and State personnel and/or their designees shall have reasonable access to all financial and administrative books and records, upon twenty-four (24) hours' notice, including supporting documents, of the Contractor relating to its performance under this Agreement for purposes of inspection and audit. Representatives of the United States, City and State governments shall have such reasonable access to any information relating to payments for reimbursable costs.

         24.      REPORTING REQUIREMENTS AND RESPONSIBILITIES

         The Contractor shall provide all reports required by the Corporation pursuant to this Agreement, as set forth in Attachment G hereto, in a timely fashion in accordance with the terms and conditions for such Reports set forth in this Agreement. Reports, where applicable, are to be provided in formats prescribed in this Agreement or as directed by CHS. Upon any failure to comply with this Section 24, the Contractor shall be subject to payment of the amounts set out in Attachment G, as liquidated damages and not as a penalty.

         The Corporation may require additional information after adequate advance notice to the Contractor. Such additional information shall be provided within seven (7) days of the Contractor receiving notice unless a different time period is agreed to by the parties. The Contractor shall make a good faith effort to fully support and cooperate in achieving the timely computerization, where applicable and feasible, of the Reports.

         25.      INDEMNIFICATION

         25.1     SCOPE OF DEFENSE AND INDEMNIFICATION

         Subject to the conditions set forth in Sections 25.2 and 25.3 hereof, the Corporation shall defend and shall keep, save and hold harmless the Contractor, its physicians, dentists, physician's assistants, nurse practitioners, podiatrists, optometrists, psychiatrists, psychologists, certified social workers, nurses and pharmacists engaged in the performance of services to Inmates, Infants, correctional personnel and civilian personnel on-site under this Agreement for damages for personal injuries and/or death alleged to have been sustained by any such person, treated pursuant to this Agreement (i) by reason of the malpractice, except in cases of intentional misconduct or criminal act, of the Contractor, its physicians, dentists, physician's assistants, nurse practitioners, podiatrists, optometrists, psychiatrists, psychologists, certified social workers, nurses and pharmacists, or (ii) based upon a claim brought pursuant to 42 U.S.C. ss.1983 that the provision of health care by the Contractor and/or any of such persons was deliberately indifferent.

         It is understood that the Corporation is not obligated to keep, save and hold harmless or indemnify the Contractor, its physicians, dentists or physician's assistants, nurse practitioners, podiatrists, optometrists, psychiatrists, psychologists, certified social workers, nurses and pharmacists as a result of any act committed by them, tortious or otherwise, other than the acts covered in the previous paragraph. The extent of the Corporation's indemnification of the Contractor is expressly limited or extended by the relevant portion of the Operating Agreement between the Corporation and the City and the letters dated November 13, 2000 and December 15, 2000 from Lawrence S. Kahn, Assistant Corporation Counsel of the City, all of which are attached hereto as Attachment H.

         The Corporation's liability hereunder shall continue after the termination of this Agreement with respect to any liability, loss or damage that occurred prior to such termination.

         25.2     LIMITATIONS ON DEFENSE AND INDEMNIFICATION

         The defense, indemnification and hold-harmless provisions of this Agreement will not apply to acts or omissions by the Contractor or Contract Service Providers when the act or omission involves conduct covered by a Performance Indicator or Regulation, and the Contractor has failed to meet the relevant Performance Indicator or Regulation, and the Contractor is required to compensate the Corporation for that failure.

         25.3     CONDITIONS TO DEFENSE AND INDEMNIFICATION

         The defense and indemnification provisions set forth herein shall in each case be conditioned upon the following conditions precedent:

         (a) The person seeking and entitled to defense and indemnification shall promptly deliver to the Corporation and the Corporation Counsel of New York City the original or a copy of any summons, complaint, process, notice, demand or pleading within ten (10) working days after he or she is served with such document; and

         (b) The person seeking and entitled to defense and indemnification shall have cooperated fully in aiding the City to investigate, adjust, settle or defend any claim, action or proceedings.

         25.4     PROCEDURE IN CONNECTION WITH DEFENSE AND INDEMNIFICATION

         The Corporation Counsel of New York City shall act as attorney in connection with all claims, actions and proceedings within the purview of this
Section 25. No settlement of any such claim or action or dismissal of any action or proceedings shall be made otherwise than in accordance with the procedures established by the City, including the New York City Comptroller, for the settlement of claims.

         26.      CONTRACTOR COOPERATION

         The Contractor shall cooperate fully in aiding the City to investigate, adjust, settle or defend any claim, action or proceeding brought in connection with the operation of the City's correctional health programs with which the Contractor may be connected.

         27.      LIQUIDATED DAMAGES

         27.1     ADDITIONAL FAILURES TO PERFORM

         In addition to the liquidated damages that may be assessed upon the Contractor for specific failures to meet its obligations hereunder, which are set forth in other sections of this Agreement, the Contractor agrees that it will be subject to liability to the Corporation in the sum of $1,000, as liquidated damages and not a penalty, for each day it fails to cure the following failures to perform its obligations hereunder:

         (a) any failure by the Contractor to obtain any approval of the Chief Executive or the Corporation required hereunder for any act of the Contractor or its employees or agents; and

         (b) any failure by the Contractor to provide any item it is required to provide to the Corporation hereunder.

         27.2     OVERLAP OR CONFLICT

         If any Section of this Agreement, which would subject the Contractor to liquidated damages upon a failure to meet its provisions, overlaps or conflicts with Section 13 hereof with respect to compliance with Regulations, then the provisions of that Section 13 shall prevail.

         27.3     PAYMENT OF LIQUIDATED DAMAGES

         In the event the Contractor is required to pay liquidated damages pursuant to any provision of this Agreement, then the Corporation shall have the right to reduce the next succeeding Semi-Monthly Payment to the Contractor by the amount of any such liquidated damages.

         27.4     WAIVER

         The Chief Executive has the authority to waive the imposition of any amount of liquidated damages upon the Contractor. No such waiver of the right of the Corporation to obtain liquidated damages, at any one or more times, shall be deemed a waiver of such right at any other time.

         28.      TERM AND TERMINATION

         28.1     TERM OF AGREEMENT

         This Agreement will become effective January 1, 2001 and will continue in effect until December 31, 2003. The Corporation shall have the option to extend this Agreement to December 31, 2004. The Corporation shall give the Contractor ninety (90) days prior written notice of any intent to exercise such option.

         28.2     NOTICE OF TERMINATION

         Either party may terminate the Agreement, without cause, at any time during its term, or any extension thereof by giving the other party twelve months' prior written notice. Should DOC, DOH or DMHMRAS terminate the contract with the Corporation for the provision of Correctional Health Services on less than 12 months' notice, the Corporation shall have the option to terminate this Agreement, without cause, by giving the Contractor prior written notice of equal duration, but not less than three months. If DOC, DOH or DMHMRAS subsequently extends the period of any such notice of termination it may give to the Corporation, then the Corporation shall extend, for a period of equal duration, the notice it has given to the Contractor.

         28.3     PROCESS OF TRANSITION

         In the event that either party hereto elects to terminate this Agreement, the parties shall negotiate an orderly process of transition culminating in a written Transition Plan in accordance with the provisions of Attachment I hereto. The parties will meet within thirty (30) days of a party's election to terminate this Agreement and thereafter as set out in Attachment I. The parties' obligations under this Section 28.3 shall survive the termination or expiration of this Agreement.

         28.4     CONSEQUENCES OF TERMINATION

         28.4.1 Except as otherwise provided in the Agreement, on the effective date of any termination of this Agreement, the obligations of each party hereto shall cease to accrue. The Contractor shall turn over to the Corporation possession and control of all records with respect to Patient Care Services, and with respect to services rendered to correctional officers and on-site civilian personnel, in its possession or under its control as of the date of termination and all books and records that the Contractor is required to maintain pursuant to the terms of this Agreement. The Contractor shall continue to have reasonable access to all those books and records for all good-faith purposes, including determination as to the liability of the Corporation to the Contractor hereunder.

         28.4.2 In addition, upon termination of this Agreement, the following requirements shall apply:

         (a) The liability of the Corporation to pay for, and liability of the Contractor to provide, further Contract Services hereunder shall cease, except as otherwise provided in the Transition Plan.

         (b) The Contractor shall receive Compensation Due in accordance with this Agreement for Contract Services that have been performed up to the date of such termination, subject to all audit and reporting provisions of this Agreement.

         (c) The Contractor shall refund to the Corporation, simultaneously with the submission of its final Annual Audit Report, all amounts that the Contractor has received for Contract Services in excess of Compensation Due pursuant to Attachment B.

         (d) The Contractor shall submit to the Corporation a Fee Statement, as described in Section 15 hereof, before the forty-fifth (45th) day after the last day of the term of this Agreement. The Contractor shall continue to submit those reports required by Attachment G hereto to the extent described therein. Each party shall pay to the other party those amounts required pursuant to Attachment B.

         28.5     GOOD FAITH OF PARTIES

         The Contractor and the Corporation each recognize that a principal purpose of this Agreement is to provide a basis for the provision of health care services at the Institutions that comply with accepted community standards, and a basis for the maximum use of the respective resources of the Contractor and the Corporation in the delivery of health care services. Accordingly, the Contractor and the Corporation, without prejudice to their respective legal rights under this Agreement, agree to negotiate in good faith all changes in this Agreement as they both deem necessary for implementing the purposes of this Agreement.

         28.6     MATERIAL BREACH

         Either party may terminate this Agreement upon written notice if, within ten (10) days after delivery of a notice of a material breach of this Agreement, the breaching party has not cured the material breach to the reasonable satisfaction of the non-breaching party, or, in the event such material breach is not curable within ten (10) days, the breaching party shall not have commenced and continued good faith efforts to cure within such period and thereafter. If, however, after commencing such good faith efforts, any material breach by the Contractor remains uncured thirty (30) days after the delivery of such notice, and in the reasonable judgment of the Corporation, such continuing material breach adversely affects, in a material manner, the provision of Contract Services by the Contractor, then this Agreement may be terminated by the Corporation upon five (5) days written notice. In addition to this right to terminate this Agreement, the Corporation shall also have the right, as set forth in Section
11.2.1 hereof, to terminate the provision of certain Contract Services by the Contractor.

         The Corporation shall also have the right to terminate this Agreement, in whole or in part, upon written notice to the Contractor, if the Contractor becomes insolvent, or in the event of the commencement under the Federal or State Bankruptcy Act of any proceeding by or against the Contractor, either voluntarily or involuntarily, or if a receiver has been appointed for the Contractor's assets.

         29.      [INTENTIONALLY LEFT BLANK]

         30.      REPRESENTATIONS AND WARRANTIES

         30.1     REPRESENTATIONS AND WARRANTIES OF THE CONTRACTOR

         The Contractor hereby represents and warrants as follows:

         (a)      Authority

         The Contractor hereby represents and warrants that it is authorized by its Board of Directors to enter into, and to perform its obligations under, this Agreement and no provision of Federal, State or City law impairs its ability to do so.

         (b)      Procurement of Agreement

         The Contractor represents and warrants that no person, entity or selling agency has been employed or retained to solicit the award of this Agreement or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingency fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to the City and Corporation or their employees or agents to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the Corporation to enter into this Agreement and the Corporation relies upon such representations and warranties in the execution hereof.

         (c)      Conflict of Interest

         The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or Contract Services Providers has any interest and the Contractor will not (and will use reasonable efforts to ensure that its directors, officers, members, partners and Contract Services Providers will not) acquire any interest, directly or indirectly, which would or may conflict in any material manner or degree with the performance or rendering of the Contract Services herein provided. The Contractor further represents and warrants that in the performance of or the rendering of Contract Services under this Agreement no person having such interest or possible interest shall be employed by it.

         (d)      Prohibition on Gifts and Gratuities

         The Contractor represents and agrees that neither it nor any of its directors, officers, members, partners, employees or agents shall directly or indirectly give any gift in any form including but not limited to money, service, loan, travel, entertainment, hospitality, thing or promise to members of the Corporation's Board of Directors, officers, employees, Community Advisory Boards, Hospital Auxiliaries and professional and academic affiliate personnel. In the event that the Contractor, its employees or agents do give a gift to any said person such act will constitute a material breach of the Agreement and the Corporation shall have a right to terminate the Agreement upon ten (10) days' notice to the Contractor.

         (e)      No Defaults

         The Contractor represents and warrants that it (i) is not in arrears to the Corporation or the City upon debt or contract and is not a defaulter, as surety or otherwise, upon any obligation to the Corporation or the City, and has not been declared not responsible or disqualified, by any agency of the City or State, nor is there any not response proceeding pending relating to the responsibility or qualification of the Contractor to enter into any public contract and (ii) has paid all applicable City income, excise and other taxes due from all years it has conducted business activities in the City.

         30.2     FAIR PRACTICES

         The Contractor and each person signing on behalf of the Contractor represents, warrants and certifies, under penalty of perjury, that to the best of their knowledge and belief:

         (a) The prices in this Agreement have been arrived at independently without collusion, communication or agreement, with the intent of restricting competition, as to any matter relating to such prices with any other competitor;

         (b) Unless otherwise required by law, the prices which have been quoted in this Agreement and on the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other bidder or to any competitor; and

         (c) No attempt has been made or will be made by the Contractor to induce any other person, partnership, corporation or other entity to submit or not to submit a proposal with the intent of restricting competition.

         30.3     TERMINATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES

         For a breach or violation of the representations or warranties set forth above in Section 30.1 (a-d), the Corporation shall have the right to annul this Agreement immediately without notice or liability, entitling the Corporation to recover all monies paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums due or paid under this Agreement. This remedy, if effected, shall not constitute the sole remedy afforded the Corporation for the violation or breach of said representations and/or warranties, nor shall it constitute a waiver of the Corporation's right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.

         30.4     REPRESENTATION AND WARRANTY OF THE CORPORATION

         The Corporation hereby represents and warrants that this Agreement constitutes a valid and binding agreement of the Corporation, enforceable in accordance with its terms.

         31.      COVENANTS OF THE CONTRACTOR AND THE CORPORATION

         31.1     CONTRACT SERVICES PROVIDERS

         Except as otherwise expressly provided in this Agreement, the Contract Services Providers who perform services under this Agreement are neither employees of the Corporation, the Institution, the City, DOC, DOH or DMHMRAS, nor under contract to the Corporation, the Institution, the City, DOC, DOH or DMHMRAS. The Contractor alone is responsible for their work, direction, compensation and personal conduct while performing pursuant to this Agreement. Except under the circumstances when Contractor's employee is directed by the Corporation or the City to perform services in a manner contrary to that which Contractor, in its reasonable judgment deems appropriate, and who does not otherwise act negligently, nothing in this Agreement shall impose any liability or duty on the Corporation or the City for: (a) the acts, omissions, liabilities or obligations of the Contractor or any person, firm, company, agency, association, corporation or organization engaged by the Contractor as expert, consultant, independent contractor, specialist, trainee, employee or agent, except as required by this Agreement; or (b) taxes of any nature.

         31.2 WORKERS' COMPENSATION, DISABILITY BENEFITS, MINIMUM WAGE AND UNEMPLOYMENT BENEFITS

         The Contractor shall comply with all relevant sections of the Workers' Compensation laws and Minimum Wage laws, disability benefit and unemployment benefit laws of the State, and all relevant State labor laws for all covered Contract Services Providers providing Contract Services hereunder.

         31.3     EMPLOYMENT STATUS

         The Contractor agrees that except as otherwise expressly provided in this Agreement, it will not itself, and will use reasonable efforts to ensure that Contract Services Providers, employees and agents will not, hold itself or themselves out as, nor claim to be, officers or employees of the Corporation or the City, or of any department, agency or unit thereof, by reason hereof, and that they will not, by reason hereof, make any claim, demand or application to or for any right or privilege applicable to an officer or employee of the Corporation or the City including, but not limited to, Workers' Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.

         31.4     RIGHTS AND REMEDIES

         The rights and remedies of the Corporation and the Contractor provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies provided by law.

         31.5     COMPLIANCE WITH LAW

         The Contractor and the Corporation shall obtain all required approvals and licenses from appropriate Federal, State and City authorities and shall render all services and take all actions under this Agreement in accordance with the Regulations.

         31.6     FEDERAL EMPLOYMENT PRACTICE

         In the performance of its obligations under this Agreement, the Contractor shall comply with the Civil Rights Act of 1964 and any amendments thereto, and the rules and regulations thereunder.

         31.7     NON-DISCRIMINATION AGAINST THE HANDICAPPED

         In the performance of its obligations under this Agreement, the Contractor shall comply with the provisions of the Rehabilitation of Act of 1973, as amended, and the Americans with Disabilities Act of 1994 and all regulations, guidelines and interpretations issued pursuant thereto.

         31.8     INVESTIGATIONS

         31.8.1 The parties agree to cooperate fully and faithfully with any investigation, audit or inquiry in connection with matters arising out of this Agreement conducted by a State or City governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or (in the case of the Contractor) conducted by the Inspector General of the Corporation, or conducted by a governmental agency that is party in interest to the transaction,


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submitted bid, submitted proposal, contract, lease, permit or license that is the subject of the investigation, audit or inquiry.

         31.8.2 If (a) any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding, refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract or license entered into with the Corporation, City, State, Federal, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State; or

         (b) any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry in connection with matters arising out of this Agreement conducted by the Corporation, City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract or license entered into with the Corporation, City, the State, Federal or any political subdivision thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State, THEN:

         The President of the Corporation or commission or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit or license shall convene a hearing, upon not less than five (5) days' written notice to the parties involved to determine if sanctions should attach for the failure of a person to testify.

         In the event that any non-governmental party to the hearing requests an adjournment, the commission or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit or license of the party granted the extension pending the final determination, without the Corporation or City incurring any sanction or damages for delay or otherwise.

         31.8.3 The sanctions which may attach after a final determination by the President of the Corporation or by the commissioner or agency head may include but shall not exceed:

         (a) The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a


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member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the Corporation or City; and/or

         (b) The cancellation or termination of the rights or interests of the person or entity it represents in any and all existing Corporation or City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this Agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the Corporation or City incurring any penalty or damages on account of such cancellation or termination; money lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

         31.8.4 The President of the Corporation, commissioner or agency head shall consider and address in reaching his or her determination, and in assessing an appropriate sanction, the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d), below, in addition to any other information which may be relevant and appropriate:

         (a) The parties' good-faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including, but not limited to, the discipline or discharge of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other employees, members, agents, assignees or fiduciaries whose testimony is sought, or the forthcoming testimony of a person who may be able to may to testify in place of any person failing to testify. In any case, if the President of the Corporation concludes that the Contractor in good faith has done everything in its power to compel a person employed or controlled by the Contractor to testify, the President shall not take adverse action against the Contractor for that reason alone.

         (b) The relationship of the person who refuses to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and the degree of authority and responsibility the person has within the entity.

         (c) The nexus of the testimony sought to the subject entity and its contracts, permits or licenses with the Corporation or City.

         (d) The effect a sanction may have on an unrelated party or entity that has a significant interest in an entity subject to sanctions under subsection 31.8.4, above, provided the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in subsection 31.8.3, above, gives notice and proves that such interest was previously acquired. Under either


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circumstance, the party or entity must present evidence at the hearing demonstrating the potential adverse impact a sanction will have on such person or entity.

         31.8.5 (a) The term "license" or "permit" as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

         (b) The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or Contract Services Provider.

         (c) The term "entity" as used herein shall be defined as any firm, partnership, corporation, association or person that receives money, benefits, licenses, leases or permits from or through the Corporation, City, or otherwise transacts business with the City.

         (d) The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

         31.9     ASSIGNMENT

         31.9.1 The Contractor shall not assign, transfer, convey, sublet or otherwise dispose of this Agreement, or any of its rights, title, interest, obligations or duties herein, in whole or in part, or any of its rights to receive monies due or to become due under this Agreement, unless prior written notice to the President of the Corporation shall be given and consent obtained from the Corporation. Failure of the Contractor to obtain any required consent to any assignment shall be grounds for termination for cause, at the option of the Corporation. The Corporation shall be relieved and discharged from any further liability and obligation to the Contractor, its assignees or transferees, and all monies that may thereafter become due under the Contract shall be forfeited. The provisions of this clause shall not hinder, prevent, or affect an assignment by the Contractor for the benefit of its creditors made pursuant to the laws of the State of New York.


         31.9.2 Upon written notice to the Contractor, this Agreement may be assigned by the Corporation to any corporation, agency or instrumentality having authority to accept such assignment, provided, however, no such assignment shall impair any right of the Contractor hereunder.

         31.10    SUBCONTRACTING

         31.10.1 The Contractor may, upon the prior written consent of the Corporation, enter into one or more subcontracts for the provision of Contract Services. A copy of each such proposed subcontract shall be submitted to the Corporation with the Contractor's written request for approval.


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

         31.10.2 All such subcontracts shall contain provisions specifying:

         (a) That the work performed by the Subcontractor must be in accordance with the terms of this Agreement;

         (b) That nothing contained in such subcontract shall impair the rights of the Corporation;

         (c) That nothing contained in such subcontract, or under the Agreement between the Corporation and the Contractor, shall create any contractual relationship between the Subcontractor and the Corporation; and

         (d) That the Subcontractor specifically agrees to be bound by the confidentiality provisions set forth in the Agreement between the Corporation and the Contractor.

         31.10.3 In the case of an approved subcontract, the term "Contractor" shall, to the extent appropriate, be defined as "the Contractor or Subcontractor" in the following provisions of this Agreement: Sixth Whereas Clause and Sections 1.8, 1.34, 1.35, 1.36, 1.40, 2.1, 3-5, 10-13, 19, 25, and
31, provided, however, such definition shall not apply to any provision relating to (i) Compensation Due for Contract Services; (ii) the consequences of a failure to comply with any requirement of this Agreement; or (iii) Dispute Resolution and Expedited Dispute Resolution.

         31.10.4 The Contractor agrees that (i) it is fully responsible to the Corporation for the acts and omissions of the Subcontractors and of persons either directly or indirectly employed by them to provide Contract Services as it is for the acts and omissions of persons directly employed by it; and (ii) the Contractor shall not in any way be relieved of any responsibility under this Agreement by any subcontract it has or will enter for the provision of Contract Services. Such agreement shall not diminish the Corporation's obligation to the Contractor and Subcontractors pursuant to Section 25 hereof.

         31.11    PUBLICITY AND PUBLICATION

         31.11.1 The Contractor shall not, at any time either during, or after the termination or cessation of, the services required by this Agreement, publish or issue any press release relating to the Contract Services without first obtaining written approval from the Corporation, which approval shall not be unreasonably withheld or delayed. At no time shall the Contractor make any representation to the effect that it provides health care services for the City correctional system other than as a contractor of the Corporation. With regard to scientific papers presented to professional societies or published in reputable journals, the Contractor will first provide a copy of such scientific paper to the Corporation for an opportunity to review and comment, which opportunity


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shall be of no less than ten (10) working days duration. Any publication or announcement of any nature relating to the services provided hereunder must include a clear statement to the effect that such services are a component of the correctional health services of the City. Any publication with which, after review, the Corporation disagrees, shall include a written disclaimer indicating that said publication does not necessarily reflect the viewpoint of the Corporation or the City.

         31.11.2 If the Contractor or any of its employees publishes a work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attained in such performance, the Corporation shall have a royalty-free, non-exclusive and irrevocable license to reproduce, publish or otherwise use and authorize others to use the publication

         31.12    PARTICIPATION IN AN INTERNATIONAL BOYCOTT

         (a) The Contractor agrees that neither the Contractor nor any substantially owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, and the regulations of the United States Department of Commerce promulgated thereunder.

         (b) Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of, the Contractor or substantially owned affiliated company thereof, or participation in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Corporation may at its option terminate and render forfeit and void this Agreement.

         (c) The Contractor shall comply, in all respects, with the provisions of Section 343-10.0 of the Administrative Code of the City and the rules and regulations issued by the Comptroller of the City thereunder.

         31.13    NORTHERN IRELAND CERTIFICATION

         31.13.1 The Contractor and any individual or legal entity in which the Contractor holds a ten percent (10%) or greater ownership interest, and any individual or legal entity that holds a ten percent (10%) or greater ownership interest in the Contractor either (i) has no business operations in Northern Ireland or (ii) shall take lawful steps in good faith to conduct any business operations in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

         31.13.2 For purposes of this Certification, "MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:


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         (a)      increase the representation of individuals from
under-represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

         (b) take steps to promote adequate security for the protection of employees from under-represented religious groups both at the workplace and while traveling to and from work;

         (c) ban provocative religious or political emblems from the workplace,

         (d) publicly advertise all job openings and make special recruitment efforts to attract applicants from under-represented groups;

         (e) establish layoff, recall and termination procedures which do not practice flavor a particular religious group;

         (f) abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

         (g) develop training programs that will prepare substantial numbers of current employees from under-represented groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from under-represented religious groups;

         (h) establish procedures to assess, identify and actively recruit employees from under-represented religious groups with potential for further advancement; and

         (i) appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

         31.13.3 The Contractor agrees that the warranties and representations in this Section 31.13 are material conditions of this Agreement. If the Corporation receives information that the Contractor is in violation of this
Section 31.13, the Corporation shall review such information and give the relevant party opportunity to respond. If the Corporation finds that such a violation has occurred, the Corporation may declare the Contractor in default and/or terminate this Agreement. In the event of any such termination, the Corporation may procure the supplies, services or work from another source in any manner the Corporation deems proper. The Contractor shall pay to the Corporation, or the Corporation, in its sole discretion, may withhold from any amounts otherwise payable to the Contractor, the difference between the contract price for the uncompleted portion of this Agreement and the cost to the Corporation of completing performance of this Agreement either by itself or by engaging another contractor. In addition, the Contractor may be declared not to be a responsible bidder or proposer for up to three (3) years, following written notice to the Contractor, giving the Contractor the opportunity for a hearing at which the Contractor may be represented by counsel. The


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

rights and remedies of the Corporation hereunder shall be in addition to, and not in lieu of, any, rights and remedies the Corporation has pursuant to this Agreement or by operation of law or in equity.

         31.14    INVENTIONS, PATENTS AND COPYRIGHTS

         (a) Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Corporation, and if this work is supported by a United States grant of funds, it shall be promptly and fully reported to the United States Government for determination as to whether patent protection of such invention or discovery shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect the public interest.

         (b) No report, document or other data produced in whole or in part with contract funds may be copyrighted by the Contractor nor shall any notice of copyright be registered by the Contractor in connection with any report, document or other data developed for this Agreement.

         (c) In no event shall subsection (a) or (b) above be deemed to apply to any discovery or invention of the Contractor which existed prior to or was developed or discovered independently from its activities related to or funded by this Agreement.

         31.15    INFRINGEMENTS

         The Contractor shall be liable to the Corporation and agrees to indemnify and hold the Corporation harmless from any damage or loss or expense sustained by the Corporation from any infringement by the Contractor of any copyright, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement.

         31.16    ANTITRUST

         The Contractor hereby assigns, sells and transfers to the Corporation and the City all right, title and interest in and to any claims and causes of action arising under the antitrust laws of the State or of the United States relating to the particular goods or services purchased or procured by the Corporation under this Agreement.

         31.17    CONFIDENTIALITY

         31.17.1 The Contractor and the Corporation agree that written reports, information, or data furnished by the other party under this Agreement ("Agreement Information") are to be considered confidential. The Contractor agrees not to disclose any portion of such written reports, information and data to any person without the prior written approval of the Corporation except as required by law and shall provide


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

reasonable notice to the Corporation of such disclosure except as required by law. The Contractor and the Corporation may also disclose such written information or material to its respective employees and agents on an "as needed" basis in connection with the performance of the respective obligations pursuant to this Agreement. Notwithstanding the foregoing, neither the Contractor nor the Corporation shall be liable to the other with respect to the disclosure and/or use of any information relating to this Agreement (except as specifically stated herein) which such party can establish to: (i) have become publicly known without breach of this Agreement by the disclosing party or (ii) have been known by the disclosure party without any obligation to maintain its confidentiality prior to disclosing of such information to the disclosing party by the other party. The Contractor and the Corporation shall execute all documents reasonably required by the other party to implement the confidentiality provisions of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

         31.17.2 The Contractor agrees to comply with State Regulations regarding information from the Tuberculosis Registry. Information received from cross-matches with DOH's Tuberculosis Registry as disclosed from confidential records is protected by the City Health Code and the State Sanitary Code (10 N.Y.C.R.R. Part 2). State and local law prohibits further disclosure of this information by the person to whom it is divulged, without the express written consent of the person to whom it pertains, or as otherwise authorized by law.

         31.17.3 Notwithstanding the foregoing provisions, the Corporation shall make this Agreement and Agreement Information available to the public in accordance with all the applicable laws and regulations of the United States Government and the State regarding freedom of information and in accordance with the applicable rules, regulations and procedures of the Corporation.

         31.18    INSURANCE

         The Contractor shall procure and maintain insurance against any and all claims, loss or damage that may arise in connection with the performance of the work hereunder (except for medical malpractice which is covered in Section 25 of this Agreement) by the Contractor, its employees, officers, trustees, agents, independent contractors, or subcontractor, as follows.

         31.18.1 Minimum Scope of Insurance Coverage shall be at least as broad as:

         (a) Comprehensive General Liability and Broad Form Comprehensive General Liability; or Commercial General Liability coverage ("Occurrence");


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         (b)      Automobile Liability, code 1 "any auto" and related
endorsements (required if the Contractor uses an automobile for business purposes in connection with this Agreement); and

         (c) Workers' Compensation, Unemployment and Employers' Liability Insurance as required by the Labor Code of the State of New York.

         31.18.2 Minimum Limits of Insurance

         The Contractor shall maintain limits of no less than the following.

         (a)      Comprehensive General Liability:
                  $5,000,000 combined single limit per accident for bodily injury and property damage.

         (b)      Automobile Liability:
                  $500,000 combined single limit per accident for bodily injury and property damage.

         (c)      Workers' Compensation and Employers' Liability Insurance:
                  Workers' Compensation insurance limits as required by the Labor Code of the State of New York, and Employers' Liability insurance with limits of $500,000 per accident.

         31.18.3 Deductibles and Self-Insured Retentions

         Any deductibles or self-insured retentions must be declared and approved by the Corporation. At the option of the Corporation, either the insurer shall reduce or eliminate such deductibles or self-insured retentions as respects the Corporation, its officers, officials and employees or the Contractor shall procure a bond guaranteeing payment of losses and related investigations, claims administration and defense expenses.

         31.18.4 Other Insurance Provisions

         The policies are to contain, or be endorsed to contain, the following provisions:

         (a)      General and Automobile Liability Coverages:

                  (i) The Corporation, the City, its officers, officials and employees are to be covered as insureds with respect to the following: (i) liability arising out of activities performed by or on behalf of the Contractor; (ii) products and completed operations of the Contractor; (iii) premises owned, leased or used by the Contractor; or automobiles owned, leased, hired or borrowed by the Contractor. The coverage shall contain no special limitations on the scope of protection


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

                           afforded to the Corporation, the City, its officers, officials and employees.

                  (ii) The Contractor's insurance coverage shall be primary insurance with respect to the Corporation, the City, its officers, officials and employees. Any other insurance or self-insurance maintained by the Corporation, its officers, officials and employees shall be in excess of and not contribute to the Contractor's insurance.

                  (iii) Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the Corporation, the City, its officers, officials and employees.

                  (iv) The Contractor's insurance shall apply separately to each insured against whom the claim is made or suit is brought, except with respect to the limits of the insurer's liability.

         (b)      Workers' Compensation and Employers' Liability Coverage:

                  The insurer shall agree to waive all rights of subrogation against the Corporation, the City, its officers, officials and employees for losses arising from work performed by the Contractor for the Corporation.

         (c)      All Coverages:

                  Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after sixty (60) days' prior written notice by certified mail, return receipt requested, has been given to the Corporation.

         31.18.5 Acceptability of Insurers

         Insurance is to be placed with Insurers with a Best's rating of no less than A:X unless specific written approval has been granted to accept a company with a lower rating by the Corporation's Office of Legal Affairs.

         31.18.6 Verification of Coverage

         The Contractor shall furnish the Corporation with Certificates of Insurance effecting coverage required by this clause. The certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The certificates are to be on forms provided by the Corporation and are to be received and approved by the Corporation before work commences. The Corporation reserves the right to review copies of the insurance policies, at any time.


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         31.18.7 Subcontractors

         The Contractor shall include all Subcontractors as insured under its policies or shall furnish separate certificates for each Subcontractor. The coverages for Subcontractors shall be subject to all of the requirements stated herein.

         31.19 LIQUIDATION OF LIABILITIES

         The Contractor shall pay, liquidate, compromise or settle all of its liabilities and those of its Subcontractors, arising from obligations under this Agreement, in a timely manner and shall hold the Corporation harmless from any and all claims by a third party arising from the Contractor's failure to do so. The Corporation shall have the option, in its own discretion, to pay on behalf of the Contractor any such unliquidated liability (in such instances where the Contractor and/or Subcontractor have no reasonable basis to dispute such unliquidated liability) and shall have the option to deduct such payment from any Semi-Monthly Payment Amount due pursuant to Section B.

         32.      MISCELLANEOUS

         32.1     PROPRIETARY RIGHTS TO SOFTWARE DEVELOPMENT

         The Corporation, on behalf of DOH, shall at all times have and retain ownership rights to all health data generated in connection with this Agreement, whether entered into a computerized data collection system or in original form; all health data information systems in use at any applicable correctional facility; and software developed for use in the delivery or oversight of Contract Services whether funded in part or whole by the Corporation.

         Any computer systems or software developed by the Contractor itself or via subcontract shall not be licensed or copyrighted by the Contractor or its Subcontractor or any other governmental agency party to the endeavor. This paragraph shall be enforced and shall supersede any side or sub-agreements made by the Contractor unless expressed in prior written agreement from the Corporation.

         32.2     DATA

         The Contractor shall deliver to the Corporation in a timely manner but not to exceed five (5) working days from receipt of a written request (or any longer period if approved by the Chief Executive, which approval shall not be unreasonably withheld or delayed), any and all health-related data provided in any format that is requested by the Corporation. If data is entered into a database it shall be made available in a manipulable format (rather than "read only") and in the case of a spreadsheet it shall retain all equations and calculations for examination by the Corporation. No written or computerized correctional health related data shall be used for research purposes,


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publishing or for any other purpose than for quality improvement activities unless approved by the Corporation.

         32.3     GRANTS AND GIFTS

         32.3.1 With the consent of the Corporation and subject to the Corporation policies and procedures (including without limitation, those policies and procedures with respect to any reimbursement of the Corporation for payments it may make and services it may render to the Contractor), the Contractor may apply for, receive and accept funds from any source, for the support of professional services or Research and scientific activities to be carried out at the Institutions (hereinafter referred to as "Sponsored Funds"). The Contractor shall furnish to the Corporation, at the time of acceptance of Sponsored Funds, information regarding the source of such Sponsored Funds, the amount and terms thereof and other information that the Corporation shall reasonably request relating to the activities being performed by or under the direction of the Contractor at the Institutions with such Sponsored Funds. Nothing contained herein shall exempt the Contractor or its employees from any of the rules and regulations of the Institutions or medical and administrative standards and procedures promulgated by the Commissioner of Health which specify the conditions under which Research may be conducted at the Institutions. No Research, whether financed by Sponsored Funds or otherwise, may be conducted at the Institutions (whether directly or indirectly) without the prior written approval of the Corporation.

         32.3.2 The acceptance and administration of all such grants shall be subject to the rules, regulations and procedures of the Corporation. The Contractor agrees that any Sponsored Funds and/or third party reimbursements relating to Contract Services shall inure to the benefit of the Corporation. The Chief Executive shall be advised of and made a party to any negotiations and shall approve in advance any decision regarding any sponsored funds and/or third party reimbursements relating to Contract Services.

         32.3.3 Upon termination of this Agreement, any grant that has not expired will be assigned to the Corporation or to its designee, to the extent that it is assignable.

         32.4     CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE

         This Agreement shall be deemed to be executed in the City and State, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State.

         The parties to this Agreement agree that any and all claims asserted by or against the Corporation arising under this Agreement or related thereto shall be heard and determined in the courts of the State located in the City ("New York State Courts"). To effectuate this Agreement and intent, the Contractor agrees that if the Corporation initiates any action against the Contractor in New York State Court, service of process


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may be made on the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address, as set forth in this Agreement, or to such other address as the Contractor may provide to the Corporation in writing.

         32.5     GENERAL RELEASE

         The acceptance by the Contractor or its assignees of the final payment for each Fiscal Year under this Agreement shall constitute and operate as a general release to the Corporation and the City from any liability to the Contractor, except with respect to the Corporation's obligations pursuant to
Section 25 hereof.

         32.6     CLAIMS AND ACTIONS THEREON

         (a) No action at law or proceeding in equity against the Corporation or the Contractor shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Contractor or the Corporation, as the case may be, shall have complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.

         (b) No action except an action for failure to provide indemnification under Section 25 hereof shall lie or be maintained by the Corporation, the City or the Contractor against any of such parties upon any claims based upon this Agreement unless such action shall be commenced within six (6) years of the termination or conclusion of this Agreement, or within six
(6) years after the accrual of the cause of action, whichever is earlier.

         (c) In the event that a claim is made or an action is brought relating to this Agreement, each of the Contractor and the Corporation shall render to the other (and to the City) such reasonable assistance as they may require.

         32.7     NO CLAIM AGAINST OFFICERS, ACCOUNTS OR EMPLOYEES

         No claim whatsoever shall be made by the Contractor against any individual officer, agent or employee of the Corporation or City for, or on account of, anything done or omitted in connection with this Agreement.

         32.8     WAIVER

         Waiver by the Corporation or the Contractor of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by the Corporation or the Contractor, and shall be attached to the original Agreement.


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         32.9     NOTICES

         The Contractor and the Corporation hereby designate the business addresses specified in Attachment J as the places where all notices, direction or communications from one such party to the other party shall be delivered, or to which they shall be mailed.

         Correspondence from the Corporation or the Chief Executive concerning services provided under or issues pertaining to this Agreement shall be sent or copied to the designated administrative representative of the Contractor. Actual delivery of any such notice, direction or communication to a party at the aforesaid place, or delivery by certified mail, return receipt requested, shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party. Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above. Nothing in this Section 32.9 shall be deemed to serve as a waiver of any requirements for the service of notice or service of process in the institution of an action or proceeding as provided by law.

         32.10    ALL LEGAL PROVISIONS DEEMED INCLUDED

         It is the intent and understanding of the parties to this Agreement that each and every provision of law required to be inserted in this Agreement shall be and is inserted herein. Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and, if through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice from such omission to the rights of either party hereunder.

         32.11    SEVERABILITY

         If this Agreement contains any unlawful provision that is not an essential part of this Agreement and that shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall, upon notice by either party, be deemed stricken from this Agreement without affecting the binding force of the remainder of the Agreement.

         32.12    POLITICAL ACTIVITY

         (a) There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this Agreement be used for such purposes.


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         (b)      No funds provided under this Agreement shall be used to pay the salary or expenses of any person to engage in any activity designed to influence legislation or appropriations pending before any legislative body relating to this Contract.

         32.13    MODIFICATION

         This Agreement may be modified by the parties to this Agreement only in writing. It may not be altered or modified orally.

         32.14    PARAGRAPH HEADINGS

         Paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of intent of this Agreement and in no way affect this Agreement.

         32.15    MERGER

         This written Agreement, together with all of the Attachments, side letters and other documents attached hereto and made a part hereof, contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

         32.16    NO REMOVAL OF RECORDS FROM PREMISES

         Where performance of this Agreement involves use by the Contractor of the Corporation's papers, files, data or records at Corporation facilities or offices, the Contractor shall not remove any such papers, files, data or records therefrom without the prior approval of the Corporation.

         32.17    INSPECTION OF SITE

         The Corporation shall have the right to have representatives of the Corporation, City, State or United States Government present at any site related to the scope of services performed by the Contractor. The Contractor must cooperate with such inspections, which cooperation shall include participating in interviews and providing any documents relating to the scope of services. Whenever practicable, reasonable prior notice shall be provided to the Contractor as to the date and nature of such an inspection. Upon any failure of the Contractor to comply with the provisions of this Section 32.17, the Contractor shall pay to the Corporation, as liquidated damages and not as a penalty, the sum of $1,000 per occurrence.


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         32.18    CLEAN AIR ACT

         If the amount of this Agreement is in excess of $100,000, the Contractor shall comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act of 1970, as amended (42 U.S.C. ss. 185b, et seq.), and the Federal Water Pollution Act (33 U.S.C. ss. 1251 et seq.)

         32.19    SURVIVAL

         The obligations with respect to termination of this Contract set forth in Section 28, the covenants set forth in Sections 31.8, 31.11, 31.17 and 31.19 hereof, the indemnification obligations set forth in Section 25 (subject to Section 32.6 hereof) and all representations and warranties shall survive the expiration or earlier termination of this Agreement.

         32.20    EXCLUSION OF THIRD PARTY RIGHTS

         Except as may be specifically set out herein, the parties do not intend that anything contained in this Agreement shall extend rights to any person or entity who is not a party hereto. Notwithstanding the foregoing, the parties hereby grant to DOC the right to enforce, as an intended third party beneficiary, those sections hereof which may in any way affect its authority and obligations with respect to the care and custody of Inmates.

         32.21    RECOUPMENT OF DISALLOWANCES, QUESTIONED COSTS AND
                  OVER-PAYMENTS

         The Corporation may, at its option, withhold for the purposes of set-off any monies due to the Contractor under this Agreement up to the amount of any disallowances or questioned costs resulting from any audit of the Contractor with regard to this Agreement or any other Agreement between the parties hereto, including any Agreement for a term commencing prior to the commencement date of this Agreement.

         32.22    LIMITATION OF LIABILITY

         The Corporation's liability to the Contractor for any losses or damages, direct or indirect, arising out of any of the provisions of this Agreement, with the exception of any liability pursuant to Sections 11.2.1 or 25 hereof, shall not exceed the amount due the Contractor for services performed under this Agreement that remain unpaid at the time of such loss or damage. The Corporation shall not be liable to the Contractor for incidental or consequential damages in any event. This clause shall supersede any other clause of this Agreement that may be deemed inconsistent with it.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers as of the date first written above.

THE NEW YORK CITY HEALTH                     PRISON HEALTH SERVICES, INC.
AND HOSPITAL CORPORATION



BY: /s/                                      BY: /s/
   ---------------------                        -------------------------
DATE: 12/19/00                               DATE: 12/19/00
     -------------------                          -----------------------


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